Exhibit 10.13

AMENDED AND RESTATED CREDIT AGREEMENT

among

STERIS CORPORATION,

as Borrower,

THE LENDING INSTITUTIONS PARTIES HERETO

as Lenders,

KEYBANK NATIONAL ASSOCIATION,

as Agent, Joint Lead Arranger

and Book Runner,

LASALLE BANK NATIONAL ASSOCIATION,

as Syndication Agent and Joint Lead Arranger,

BANK ONE, NA,

as Co-Documentation Agent,

HARRIS TRUST AND SAVINGS BANK,

as Co-Documentation Agent,

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agent,

NATIONAL CITY BANK,

as Managing Agent,

and

THE BANK OF NEW YORK,

as Managing Agent

dated as of

March 29, 2004

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(continued)

-ii-

(continued)

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(continued)

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(continued)

Page
Exhibits

Exhibit A	-	Revolving Credit Note
Exhibit A	-	Swing Line Note
Exhibit C-1	-	Notice of Loan
Exhibit C-2	-	Letter of Credit Request
Exhibit D	-	Compliance Certificate
Exhibit E	-	Amended and Restated Guaranty of Payment
Exhibit F	-	Amended and Restated Contribution Agreement
Exhibit G	-	Assignment and Assumption Agreement
Exhibit H	-	Request for Extension
Exhibit I	-	Letter of Credit Terms and Conditions

Schedules

Schedule 1		Lenders and Commitments
Schedule 2		Existing Letters of Credit
Schedule 3		Guarantors of Payment
Schedule 4.01		Corporate Information
Schedule 4.04		Litigation
Schedule 5.09		Permitted Liens
Schedule 6.04		Pledged Share Certificates

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This AMENDED AND RESTATED CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is effective as of March 29, 2004, among:

(a) STERIS CORPORATION, an Ohio corporation (“Borrower”);

(b) the lending institutions listed on Schedule 1 hereto and each other lending institution that becomes a party hereto pursuant to Section 10.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);

(c) KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders under this Agreement (together with any successor agent appointed pursuant to Section 9.10 hereof, “Agent”) and as Joint Lead Arranger and Book Runner;

(d) LASALLE BANK NATIONAL ASSOCIATION, as Joint Lead Arranger, Syndication Agent and as the LC Issuer (as hereinafter defined);

(e) BANK ONE, NA, as Co-Documentation Agent;

(f) HARRIS TRUST AND SAVINGS BANK, as Co-Documentation Agent;

(g) PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent;

(h) NATIONAL CITY BANK, as Managing Agent; and

(i) THE BANK OF NEW YORK, as Managing Agent.

INTRODUCTORY STATEMENTS:

A. Borrower, Agent, and certain financial institutions (collectively, the “Original Lenders”) are parties to the Credit Agreement, dated as of March 28, 2002 (as amended, the “Original Credit Agreement”), and the parties thereto wish to make certain modifications thereto.

B. Borrower has requested that the Original Credit Agreement be amended and restated to make certain modifications thereto.

C. The Lenders and Agent are agreeable to Borrower’s request and to amending and restating the Original Credit Agreement, upon the terms and subject to the conditions set forth below.

AGREEMENT:

In consideration of the premises and mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto hereby agree that on the Closing Date (as hereinafter defined) the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of 50% of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than a Company) by a merger or consolidation or any other combination with such Person.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Debt, if such payment results in that Lender having less than its pro rata share of the outstanding Debt, than was the case immediately before such payment.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning provided in the first paragraph of this Agreement.

“Agent Fee Letter” means the Amended and Restated Agent Fee Letter between Borrower and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Alternate Currency” means Euros, Canadian dollars, Australian dollars, British pounds, Swedish kronas, Swiss franc, Japanese yen or any other currency, other than Dollars, agreed to by Agent and each Lender that shall be freely transferable and convertible into Dollars.

“Alternate Currency Exposure” shall mean, at any time, the sum of (a) the aggregate principal Dollar Equivalent amount of all Alternate Currency Loans outstanding and (b)(i) the Dollar Equivalent of the aggregate undrawn face amount of all issued and outstanding Letters of Credit denominated in an Alternate Currency and (ii) the Dollar Equivalent of the aggregate amount of the draws made on Letters of Credit denominated in an Alternate Currency that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.02(c)(i) hereof.

“Alternate Currency Loan” means a Revolving Loan described in Section 2.02(a) hereof that is denominated in an Alternate Currency on which Borrower shall pay interest at a rate based upon the Alternate Currency Rate.

“Alternate Currency Rate” means, with respect to an Alternate Currency Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Alternate Currency Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for deposits in the relevant Alternate Currency in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Alternate Currency Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in the relevant Alternate Currency for the relevant Interest Period and in the amount of the Alternate Currency Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Alternate Currency market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Alternate Currency Loan hereunder; by (b) 1.00 minus the Reserve Percentage.

“Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

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“Applicable Facility Fee Rate” means:

(a) for the period from the Closing Date through June 30, 2004, 12.50 basis points; and

(b) commencing with the financial statements for the fiscal year ending March 31, 2004, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on July 1, 2004 and thereafter:

Leverage Ratio	Applicable Basis Points
Greater than or equal to 2.50 to 1.00	32.50
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	27.50
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	22.50
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	17.50
Less than 1.00 to 1.00	12.50

Changes to the Applicable Facility Fee Rate shall be effective on the first day of the first calendar month after the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.03(a)(i) or (ii) hereof, the financial statements of Borrower. Nothing set forth in this definition shall be deemed to modify or waive, in any respect, the requirements of Section 5.07 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.

“Applicable Margin” means:

(a) for the period from the Closing Date through June 30, 2004, (i) 50 basis points for Fixed Rate Loans and Swing Loans, and (ii) 0 basis points for Base Rate Loans; and

(b) commencing with the financial statements for the fiscal year ending March 31, 2004, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on July 1, 2004 and thereafter:

Leverage Ratio	Applicable Basis Points for Fixed Rate Loans and Swing Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 2.50 to 1.00	142.50	50
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	110.00	0
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	90.00	0
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	70.00	0
Less than 1.00 to 1.00	50.00	0

Changes to the Applicable Margin shall be effective on the first day of the first calendar month after the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.03(a)(i) or (ii) hereof, the financial statements of Borrower. Nothing set forth in this definition shall be deemed to modify or waive, in any respect, the requirements of Section 5.07 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.

“Approved Derivatives Contract” means (a) a Hedge Agreement entered into in the ordinary course of business and not for speculative purposes, or (b) a commodities contract purchased by a Company in the ordinary course of business, and not for speculative purposes, with respect to aluminum, steel, nickel or any other metal necessary to the manufacturing of goods in connection with the business of such Company.

“Assignment Agreement” means an Assignment and Assumption Agreement in the form of the attached Exhibit G.

“Augmenting Lender” has the meaning provided in Section 2.10(b).

“Base Rate” means a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (1/2%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” means a Loan described in Section 2.02(a) hereof on which Borrower shall pay interest at a rate based on the Base Rate.

“Board Approved Short-Term Investment” means (a) any investment by a Company that is authorized by Borrower’s investment guidelines as approved by the Board of Directors of Borrower and as in effect on the Closing Date and (b) any investment by a Company that is authorized by any amendment or modification to, or replacement of, Borrower’s investment guidelines as approved by the Board of Directors of Borrower and in effect on the Closing Date, so long as, in the case of any material amendment or modification to, or replacement of, the same has been approved in writing by Agent, which approval shall not be unreasonably withheld.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Business Day” means, (a) with respect to any Eurodollar Loan, a day of the year on which dealings are carried on in the London interbank eurodollar market, (b) with respect to any Alternate Currency Loan, a day of the year on which commercial banks are open for international business (including the clearing of currency transfer in the relevant Alternate Currency) in the principal financial center of the home country of such Alternate Currency, (c) with respect to any Letter of Credit issued by LaSalle Bank National Association (or any of its branches or affiliates) as the LC Issuer, a day of the year on which such LC Issuer is open for banking business at its principal office in Chicago, Illinois, and (d) for all other purposes, a day of the year on which banks are not required or authorized to close in Cleveland, Ohio.

“Change in Control” means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than 40% of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated.

“CIP Regulations” has the meaning provided in Section 9.12 hereof.

“Closing Date” means the effective date of this Agreement.

“Closing Fee Letter” means the Amended and Restated Closing Fee Letter, dated as of the Closing Date, from Borrower to the Lenders.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” means the obligation hereunder of the Lenders to make Loans and to participate in the issuance of Letters of Credit pursuant to the Revolving Credit Commitments up to the Total Commitment Amount.

“Commitment Percentage” means, for each Lender, the amount, expressed as a percentage, by which such Lender’s Revolving Credit Commitment bears to the Total Commitment Amount.

“Commitment Period” means the period from the Closing Date to March 29, 2009, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Company” means Borrower or a Subsidiary.

“Companies” means Borrower and all Subsidiaries.

“Compliance Certificate” means a certificate, substantially in the form of the attached Exhibit D.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for the such purchase.

“Consolidated” means the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 4.12 hereof.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBIT” means, for any period, on a Consolidated basis, (a) Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) income taxes, (ii) Consolidated Interest Expense and (iii) non-recurring non-cash charges (including non-cash charges associated with the write-off of goodwill in accordance with SFAS 142) and losses, minus (b) non-recurring non-cash gains; provided, that Consolidated EBIT for any period shall include the appropriate financial items (other than assumed operating synergies) for any Person or business unit that has been acquired by a Company for any portion of such period prior to the date of such Acquisition and exclude the appropriate financial items (other than assumed operating synergies) for any Person or business unit that has been disposed of by a Company, for the portion of such period prior to the date of such disposition.

“Consolidated EBITDA” means, for any period, (a) Consolidated EBIT, plus (b) Consolidated Depreciation and Amortization Charges; provided, that Consolidated EBITDA for any period shall (i) include the appropriate financial items (other than assumed operating synergies) for any Person or business unit that has been acquired by a Company for any portion of such period prior to the date of such Acquisition, and (ii) exclude the appropriate financial (other than assumed operating synergies) items for any Person or business unit that has been disposed of by a Company, for the portion of such period prior to the date of such disposition.

“Consolidated Funded Indebtedness” means, with respect to Borrower as determined on a Consolidated basis, without duplication, all Indebtedness for borrowed money and capitalized leases, including, but not limited to, current, long-term and Subordinated Indebtedness, if any, all Synthetic Lease Indebtedness, all obligations under conditional sales or other title retention agreements (other than a true consignment), and all Indebtedness under the Permitted Receivables Facility; provided, however, that contingent obligations to reimburse any other Person in respect of amounts to be paid under a letter of credit shall not be deemed to be Consolidated Funded Indebtedness hereunder so long as and to the extent that such obligations remain contingent.

“Consolidated Interest Expense” means, for any period, interest expense of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP; and specifically including the interest component of the Permitted Receivables Facility.

“Consolidated Net Earnings” means, for any period, the net income (loss) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of Borrower, determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Total Assets” means, at any date of determination, the net book value of all assets at such date that would appear on a Consolidated balance sheet of Borrower that is prepared in accordance with GAAP.

“Contribution Agreement” means the Amended and Restated Contribution Agreement, in the form of the attached Exhibit F, entered into by Borrower and each Guarantor of Payment, as the same may from time to time be further amended, restated, supplemented, or otherwise modified.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Sections 414(b), (c), (m) or (o).

“Credit Event” means the making by any Lender of a Loan, the conversion by any Lender of a Fixed Rate Loan or Base Rate Loan, the continuation by any Lender of a Fixed Rate Loan, or the issuance, amendment or renewal by the LC Issuer of a Letter of Credit.

“Debt” means, collectively, all Indebtedness and other obligations incurred by Borrower to the Lenders pursuant to this Agreement and includes the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Notes and each extension, renewal or refinancing thereof in whole or in part, the facility fees, other fees and any prepayment fees and other amounts payable hereunder.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default and that has not been waived by the Required Lenders (or all of the Lenders, as the case may be) in writing.

“Default Rate” means (a) with respect to any Loan, a rate per annum equal to 2% in excess of the rate otherwise applicable thereto, (b) with respect to any Letter of Credit, the fee for the aggregate undrawn face amount of each such Letter of Credit shall be increased to an amount per annum equal to 2% in excess of the Applicable Margin in effect from time to time for Fixed Rate Loans, and (c) with respect to any other amount, a rate per annum equal to 2% in excess of the Derived Base Rate from time to time in effect.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Base Rate.

“Derived Fixed Rate” means, (a) with respect to a Eurodollar Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Eurodollar Rate, or (b) with respect to an Alternate Currency Loan, a rate per annum equal to the sum of the Applicable Margin from time to time in effect plus the Alternate Currency Rate applicable to the relevant Alternate Currency.

“Derived Swing Loan Rate” means a rate per annum equal to (a) Agent’s costs of funds as quoted to Borrower by Agent and agreed to by Borrower, plus (b) the Applicable Margin (from time to time in effect).

“Dollar” or $ means lawful money of the United States of America.

“Dollar Equivalent” means, (a) with respect to an Alternate Currency Loan, the Dollar equivalent of the amount of such Alternate Currency Loan, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date two Business Days before the date of such Alternate Currency Loan, for the purchase of the relevant Alternate Currency with Dollars for delivery on the date of such Alternate Currency Loan, and (b) with respect to any other amount, the Dollar equivalent of such amount, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency with Dollars for delivery on such date; provided, however, that, in calculating the Dollar

Equivalent for purposes of determining (i) Borrower’s obligation to prepay Loans pursuant to Section 2.12 hereof, or (ii) Borrower’s ability to request additional Loans pursuant to the Commitment, Agent may, in its discretion, on any Business Day (prior to payment in full of the Debt) selected by Agent, calculate the Dollar Equivalent of each such Loan. Agent shall notify Borrower of the Dollar Equivalent of such Alternate Currency Loan, or any other amount, at the time that Dollar Equivalent is determined.

“Domestic Company” means Borrower or a Domestic Subsidiary (other than the Insurance Subsidiary or the Receivables Subsidiary).

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Environmental Laws” means all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any other applicable country or sovereignty or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k), other than any failure by any ERISA Plan of the ADP or ACP tests during any calendar year that would require the return of Code Section 401(k) contributions to highly compensated employees, which failure has not been corrected by March 15th of the next succeeding calendar year; (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits or a routine audit of an ERISA Plan by or on behalf of the Internal Revenue Service, the Department of Labor, and/or the PBGC, which audit is concluded within six months of its commencement and does not result in any material monetary liability of any Company; or (k) any occurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Loan” means a Revolving Loan described in Section 2.02(a) hereof that is denominated in Dollars on which Borrower shall pay interest at a rate based upon the Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the per annum rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan hereunder; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” means an event or condition that constitutes an event of default as defined in Article VII hereof.

“Excluded Agreement” means any contract or agreement entered into in connection with Indebtedness permitted to be incurred pursuant to Section 5.08(c), (h), (i) or (k).

“Existing Letters of Credit” means, collectively, (a) each of the letters of credit issued by LaSalle Bank National Association that are more fully described on Schedule 2 hereto, (b) each of the letters of credit issued by KeyBank National Association that are more fully described on Schedule 2 hereto, and (c) each of the letters of credit issued by PNC Bank, National Association that are more fully described on Schedule 2 hereto.

“Existing Letter of Credit Issuer” means LaSalle Bank National Association, KeyBank National Association or PNC Bank, National Association, as the case may be, as the issuer with respect to each Existing Letter of Credit.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

“Fixed Rate Loan” means a Eurodollar Loan or an Alternate Currency Loan.

“Foreign Subsidiary” means a Subsidiary that is organized outside of the United States.

“GAAP” means generally accepted accounting principles as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.

“Guarantor” means a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies set forth on Schedule 3 hereof, that are executing and delivering a Guaranty of Payment, or any other Person that shall deliver a Guaranty of Payment to Agent after the Closing Date in connection with this Agreement.

“Guaranty of Payment” means the Amended and Restated Guaranty of Payment, in the form of the attached Exhibit E, entered into by each Guarantor of Payment, and each other Guaranty of Payment executed and delivered on or after the Closing Date by any Person in connection with this Agreement, as any of the foregoing may from time to time be further amended, restated, supplemented, or otherwise modified.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement, foreign currency option contract or similar arrangement or agreement designed or used to protect against fluctuations in currency exchange rates entered into by a Company.

“Increasing Lender” has the meaning provided in Section 2.10(b).

“Indebtedness” means, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements (other than a true consignment), (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) the net obligations under or with respect to any Hedge Agreement, (f) all Synthetic Lease Indebtedness, (g) all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP, (h) all obligations (other than customary reimbursement obligations for out-of-pocket expenses and legal fees and indemnification obligations that have not been fixed) of such Company with respect to asset securitization financing programs (including, without limitation, the Permitted Receivables Facility), (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (k) all guarantees of any of the foregoing Indebtedness by any Company.

“Insurance Subsidiary” means Global Risk Insurance Company, a Vermont corporation, together with its successors and assigns, and any other Domestic Subsidiary that may be formed and operated solely as a captive insurance company and which is designated as an “Insurance Subsidiary” in a writing delivered by Borrower to Agent.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 17, 2003, among the Senior Note Holders and Agent, on behalf of and for the benefit of the Lenders, and acknowledged and consented to by Borrower and each Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense, for the four fiscal quarters of Borrower ended on or immediately prior to such date.

“Interest Period” means, with respect to a Fixed Rate Loan, a period of one, two, three or six months, as selected by Borrower in accordance with Section 2.03 hereof, commencing on the applicable date of borrowing or conversion of such Fixed Rate Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in the Commitment as provided in Section 2.10 hereof, prepayment or conversion rights or obligations as provided in Section 2.03(b) or Article III hereof, or maturity of Fixed Rate Loans as provided in Section 2.02 hereof, Borrower shall not select a period that extends beyond the date of such reduction, prepayment, conversion or maturity; provided, further, that, if (a) Borrower fails to select a new Interest Period with respect to an outstanding Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period, or (b) Borrower fails to select a new Interest Period with respect to an outstanding Alternate Currency Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Alternative Currency

Loan, such Alternate Currency Loan shall be repaid on the last day of the applicable Interest Period.

“Investment” means (a) any direct or indirect purchase or other acquisition by any Company of any of the capital stock or other equity interest of any other Person, including any partnership or joint venture interest in such Person; or (b) any loan or advance to, guarantee or assumption of debt or purchase or other acquisition of any other debt (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) of, any Person by any Company, except that “Investment” shall not include an Acquisition by any Company or a Board Approved Short-Term Investment made by any Company.

“ISP” means at any time the most recent International Standby Practices issued by the Institute for International Banking Law & Practice, Inc.

“LC Applicant” means Borrower or any Domestic Company for whose account a Letter of Credit is requested by Borrower hereunder.

“LC Application” means an application for the issuance of a Letter of Credit hereunder, specifying (a) the requested issuance date, the amount, the beneficiary and the expiration date of such Letter of Credit, (b) the documentary requirements for drawing thereunder and (c) such other information as the LC Issuer may reasonably request.

“LC Issuer” means (a) with respect to each Letter of Credit other than an Existing Letter of Credit, LaSalle Bank National Association and if LaSalle Bank National Association is unable or unwilling to be the LC Issuer with respect to any Letter of Credit, KeyBank National Association, and (b) with respect to each Existing Letter of Credit, the applicable Existing Letter of Credit Issuer; provided, however, that the LC Issuer may cause any Letter of Credit to be issued by a branch or affiliate of the LC Issuer, and all references to the LC Issuer herein or in any related document shall include each applicable branch or affiliate.

“LC Terms and Conditions” means the terms and conditions of this Agreement and the terms and conditions set forth in the attached Exhibit I (as amended, supplemented, replaced or otherwise modified from time to time pursuant to Section 10.03 hereof), which shall govern each Letter of Credit.

“Letters of Credit” means, collectively, (a) the Existing Letters of Credit and (b) any letter of credit that shall be issued by the LC Issuer for the account of a Domestic Company, including amendments thereto, if any, and shall have an expiration date no later than 30 days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the LC Issuer, on behalf of the Lenders, to issue Letters of Credit in Dollars or Alternate Currency in an aggregate outstanding face amount of up to $75,000,000 (or the Dollar Equivalent thereof), during the Commitment Period, on the terms and conditions set forth in Section 2.02(c) hereof.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn face Dollar or Dollar Equivalent amount, as applicable, of all issued and outstanding Letters of Credit, and (b) all Unreimbursed Letter of Credit Obligations.

“Letter of Credit Request” means a Letter of Credit Request in the form of the attached Exhibit C-2.

“Lender” has the meaning provided in the first paragraph of this Agreement.

“Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the four fiscal quarters of Borrower ended on or immediately prior to such date.

“Lien” means any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a Revolving Loan or a Swing Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, the Agent Fee Letter, the Closing Fee Letter, the Intercreditor Agreement, and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Look-Back Date” means (a) March 31, 2003, if the Representation Date is earlier than April 1, 2006, or (b) the last day of the last fiscal quarter that ended at least three years before the Representation Date, if the Representation Date is after March 31, 2006.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole, or (b) a material adverse effect on the ability of Borrower or any other Company to perform or comply with any of the material terms and conditions of any material Loan Document.

“Material Indebtedness” means, as to any Company, any particular Indebtedness of such Company or guaranteed by such Company, the aggregate principal amount of which is in excess of $20,000,000 (or the Dollar Equivalent thereof).

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Material Indebtedness.

“Material Subsidiary” means any Subsidiary that has total assets (based on the book value of such assets as determined in accordance with GAAP) of more than $2,000,000 (or the Dollar Equivalent thereof).

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Non-Increasing Lender” has the meaning provided in Section 2.10(b).

“Note” means any Revolving Credit Note, any Swing Line Note or any other note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit C-1.

“Obligor” means (a) a Person whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor, and (b) any signatory to a Related Writing.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Original Closing Date” means March 28, 2002.

“Original Credit Agreement” has the meaning provided in the introductory statements of this Agreement.

“Original Lender” has the meaning provided in the introductory statements of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation, or its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Foreign Subsidiary Liens” means, with respect to any Indebtedness incurred by a Foreign Subsidiary pursuant to Section 5.08(e) hereof, Liens on the assets of such Foreign Subsidiary and Liens on the assets of any Foreign Subsidiary of such Foreign Subsidiary; provided, however, that for purposes of this definition and all other provisions of this Agreement, any Domestic Subsidiary of such Foreign Subsidiary will be deemed to be a “Foreign Subsidiary” of such Foreign Subsidiary so long as any of its assets are subject to Permitted Foreign Subsidiary Liens.

“Permitted Foreign Subsidiary Loans and Investments” means (a) any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, another Company (other than the Insurance Subsidiary or the Receivables Subsidiary), (b) any investment by a Domestic Company in a Foreign Subsidiary made in the ordinary course of business, (c) any loan from a Domestic Company to a Foreign Subsidiary made in the ordinary course of business, and (d) any Indebtedness of a Foreign Subsidiary owing to another Person (other than a Company) incurred in the ordinary course of business, so long as the aggregate amount of all such loans, investments and Indebtedness (including the loans, investments and Indebtedness outstanding on the Closing Date) for all Companies pursuant to subparts (b), (c) and (d) above does not exceed, at any time, an amount equal to 35% of Consolidated Net Worth, based upon Borrower’s financial statements for the most recently completed fiscal quarter.

“Permitted Insurance Subsidiary Loans and Investments” means (a) any investment by the Insurance Subsidiary in, or loan from the Insurance Subsidiary to, a Domestic Company,

(b) any investment by any Domestic Company in, or loans by a Domestic Company to, the Insurance Subsidiary made in the ordinary course of business, so long as the aggregate amount of all such loans and investments (including the loans and investments outstanding on the Closing Date) made to the Insurance Subsidiary pursuant to this clause (b) does not exceed, at any time, an amount equal to 5% of Consolidated Net Worth, based upon Borrower’s financial statements for the most recently completed fiscal quarter, and (c) investments by the Insurance Subsidiary in debt or equity investments in the ordinary course of the Insurance Subsidiary’s business.

“Permitted Receivables Facility” means an accounts receivable facility established by the Receivables Subsidiary and one or more Companies, whereby such Companies shall have sold or transferred the accounts receivables of such Companies to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by any Company, (b) there shall be no recourse or obligation to any Company (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Subsidiary that in the reasonable opinion of Agent are customary for securitization transactions, and (c) no Company (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in subpart (b) of this definition.

“Permitted Third Party Investments” means any Pre-Closing Permitted Third Party Investments and any Post-Closing Permitted Third Party Investments.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

“Post-Closing Permitted Third Party Investments” means any Investment made by any Company in or to any Person (other than a Company) that is made at any time on or after the Closing Date if, at the time the Investment is made (the “Reference Date”), the amount of the Investment, when added to the aggregate amount of all other Investments made by all Companies in or to any Persons (other than a Company) that have been made at any time after the Closing Date, does not exceed 10% of Consolidated Net Worth, as reflected in Borrower’s financial statements for the last fiscal quarter that ended before the Reference Date. For these purposes, the aggregate amount of all other Investments made by all Companies in or to any Persons (other than a Company) that have been made after the Closing Date and before the Reference Date shall be determined by adding together the amounts invested in each such Investment, in each case valued on the date the particular Investment was made.

“Pre-Closing Permitted Third Party Investments” means any Investment made by any Company in or to any Person (other than a Company) at any time before the Closing Date.

“Prime Rate” means the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Receivables Facility Documents” has the meaning provided in Section 5.25 hereof.

“Receivables Related Assets” means, collectively, accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets approved by Agent in writing, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” means a Wholly-Owned Subsidiary of Borrower that has been established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower, any Subsidiary or any Obligor, or any of their respective officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Representation Date” means, with respect to the making of the representation and warranty in Section 4.13 hereof, the date on which that representation and warranty is made or deemed to be made.

“Request for Extension” means a notice, substantially in the form of the attached Exhibit H.

“Required Lenders” means the holders of at least 51% of the Total Commitment Amount, or, if there is any borrowing hereunder, the holders of at least 51% of the aggregate principal amount outstanding under all Notes other than the Swing Line Note.

“Reserve Percentage” means, with respect any Fixed Rate Loan for any day, the percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate and the Alternate Currency Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) each Lender to participate in the making of Revolving Loans up to the aggregate amount set forth opposite such Lender’s name under the column headed “Revolving Credit Commitment Amount” as set forth on Schedule 1 hereof (or such other amount as shall be determined pursuant to Section 2.10 or 10.10 hereof), (b) the LC Issuer to issue Letters or Credit, and of each Lender to participate therein, pursuant to the Letter of Credit Commitment, and (c) Agent to make Swing Loans pursuant to the Swing Line Commitment.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal Dollar or Dollar Equivalent amount of all Revolving Loans outstanding, (b) the Swing Line Exposure and (c) the Letter of Credit Exposure.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.05(a) hereof.

“Revolving Loan” means a loan granted to Borrower by the Lenders in accordance with Section 2.02(a) hereof.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Senior Note Documents” means, collectively, the Senior Note Purchase Agreement, the Senior Notes, the Senior Note Guaranty and any other agreement, instrument and other document executed in connection with any of the foregoing.

“Senior Note Guaranty” means the Subsidiary Guaranty, dated as of December 17, 2003, executed and delivered by the Guarantors of Payment to the Senior Note Holders in connection with the Senior Note Purchase Agreement, as the same may from time to time be amended, restated or otherwise modified.

“Senior Note Holders” means, collectively, the holders from time to time of each of the Senior Notes issued pursuant to the Senior Note Purchase Agreement.

“Senior Note Purchase Agreement” means, collectively, the Note Purchase Agreements, each dated as of December 17, 2003, entered into by and among Borrower and the Senior Note Holders in connection with the Senior Notes, as the same may from time to time be amended, restated or otherwise modified.

“Senior Notes” means, collectively, (a) the 4.20% Senior Notes, Series A-1, due December 15, 2008, (b) the 5.25% Senior Notes, Series A-2, due December 15, 2013, and (c) the 5.38% Senior Notes, Series A-3, due December 15, 2015, issued pursuant to the Senior Note Purchase Agreement, as the same may from time to time be amended, restated, otherwise modified or replaced.

“Subordinated,” as applied to Indebtedness, means that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Debt.

“Subsidiary” of Borrower or any of its Subsidiaries means (a) a corporation more than 50% of the Voting Power of which is owned, directly or indirectly, by Borrower or by one or more other subsidiaries of Borrower or by Borrower and one or more subsidiaries of Borrower, (b) a partnership or limited liability company of which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof, or (c) any other Person (other than a corporation) in which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof.

“Swing Line” means the credit facility established by Agent for Borrower in accordance Section 2.02(b) hereof.

“Swing Line Commitment” means the commitment of Agent to make Swing Loans to Borrower up to the maximum aggregate amount at any time outstanding of $25,000,000 in accordance with the terms and conditions of the Swing Line.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all outstanding Swing Loans.

“Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B, executed and delivered pursuant to Section 2.02(b) hereof.

“Swing Loan” means a loan granted to Borrower by Agent under the Swing Line.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) the date agreed to between Agent and Borrower, but in no event shall such date be in excess of 29 days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Synthetic Lease” means any lease entered into by any Company that is treated as a lease for accounting purposes but that is intended by the parties to be treated as a financing transaction for income tax, property law and/or bankruptcy purposes, and in respect of which transaction any Synthetic Lease Indebtedness is issued or incurred.

“Synthetic Lease Indebtedness” means the aggregate principal amount of (and capitalized interest on) all indebtedness incurred or issued in connection with any Synthetic Lease that is secured, supported or serviced, directly or indirectly, by any payments made by any Company.

“Tax” means any present or future tax, levy, deduction, charge or withholding and all liabilities with respect to any of the foregoing (other than taxes imposed on or measured by the income of any Lender, or franchise taxes imposed on such Lender, by any jurisdiction in which such Lender is organized or in which such Lender is resident or doing business), under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof).

“Total Commitment Amount” means the principal amount of $275,000,000 (or its Dollar Equivalent in Alternate Currency), or such lesser or greater amount as shall be determined pursuant to Section 2.10 hereof; provided, however, that, for the purposes of determining the Total Commitment Amount, Agent may, in its discretion, calculate the Dollar Equivalent of any Alternate Currency Loan on any Business Day selected by Agent.

“UCP” means at any time the most recent Uniform Customs and Practice for Documentary Credits issued by the International Chamber of Commerce.

“Unreimbursed Letter of Credit Obligations” means, at any time, the aggregate Dollar or Dollar Equivalent amount, as applicable, of the draws made on Letters of Credit that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.02(c)(ii) hereof and all interest thereon that accrues pursuant to Section 2.02(c)(ii) hereof.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, limited liability company or other entity, all of the securities or other ownership interest of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

Section 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein, all accounting determinations hereunder and all financial statements required to be delivered hereunder shall be used, determined and prepared, as the case may be, in accordance with GAAP, provided that if Borrower notifies Agent and the Lenders that Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of such covenant (or if Agent notifies Borrower that the Required Lenders wish to amend Article V for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Borrower and the Required Lenders.

Section 1.03 Terms Generally. The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

ARTICLE II.

AMOUNT AND TERMS OF CREDIT

Section 2.01 Commitment.

(a) Subject to the terms and conditions of this Agreement, each Lender shall participate, to the extent hereinafter provided, in making Loans to Borrower and issuing Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment up to the Total Commitment Amount.

(b) Each Lender, for itself and not one for any other, agrees to participate in Loans made and Letters of Credit issued hereunder during the Commitment Period on such basis that, (i) subject to the proviso in Section 2.12(a) hereof, immediately after the completion of any borrowing by Borrower or issuance of a Letter of Credit hereunder, the Dollar Equivalent of the aggregate outstanding principal amount on the Notes (other than the Swing Line Note) issued to such Lender, when combined with such Lender’s pro rata share of the Letter of Credit Exposure, shall not be in excess of such Lender’s Revolving Credit Commitment, and (ii) such Dollar Equivalent of the aggregate principal amount outstanding on the Notes (other than the Swing Line Note) issued to such Lender shall represent that percentage of the Dollar Equivalent of the aggregate outstanding principal amount on all Notes (including the Notes held by such Lender) that is such Lender’s Commitment Percentage.

(c) Each borrowing (other than Swing Loans) from the Lenders hereunder shall be made pro rata according to the respective Commitment Percentages.

Section 2.02 Loans and Letters of Credit.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement (including the proviso in Section 2.12(a) hereof), during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment Amount, when such Revolving Loans are combined with the Swing Line Exposure and the Letter of Credit Exposure. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, Eurodollar Loans or Alternate Currency Loans. With respect to each Alternate Currency Loan, subject to the other provisions of this Agreement, Borrower shall have the right to receive all of the proceeds of such Alternate Currency Loan in an Alternate Currency. Each Alternate Currency Loan shall be made in a single Alternate Currency. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.02(a) to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

(b) Swing Loans.

(i) Generally. Subject to the terms and conditions of this Agreement (including the proviso in Section 2.12(a) hereof), during the Commitment Period, Agent shall make a Swing Loan or Swing Loans to Borrower in such amount or amounts as Borrower may from time to time request; provided that Borrower shall not request any Swing Loan hereunder if, after giving effect thereto, (x) the Revolving Credit Exposure would exceed the Total Commitment Amount, or (y) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Borrower shall not request that more than two Swing Loans be outstanding at any time. Each Swing Loan shall be made in Dollars. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section

2.02(b) to borrow funds, repay the same in whole or in part and reborrow hereunder at any time and from time to time during the Commitment Period.

(ii) Refunding of Swing Loans. If Agent so elects, by giving notice to Borrower and the Lenders, Borrower agrees that Agent shall have the right at any time (whether before or after the Swing Loan Maturity Date applicable to any Swing Loan), in its sole discretion, to require that any Swing Loan be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless and until converted by Borrower to a Eurodollar Loan pursuant to Section 2.03 hereof. Upon receipt of such notice by Borrower, Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Section 2.03 hereof. Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that such Lender’s obligation to make a Revolving Loan pursuant to Section 2.02(a) when required by this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of Agent, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Commitment Percentage shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this paragraph to repay in full such Swing Loan.

(iii) Participations. If, for any reason, Agent is unable to or, in the opinion of Agent, it is impracticable to, refinance any Swing Loan as a Revolving Loan pursuant to the preceding paragraph, then on any day that a Swing Loan is outstanding (whether before or after the Swing Loan Maturity Date applicable to any Swing Loan), Agent shall have the right to request that each Lender purchase a participation in such Swing Loan, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, Agent hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from Agent, an undivided participation interest in such Swing Loan in an amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for its sole account, such Lender’s ratable share of such Swing Loan (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this Section 2.02(b) by wire transfer of immediately available funds, in the same manner as provided in Section 2.03 hereof with respect to Revolving Loans to be made by such Lender. Notwithstanding the foregoing, no Lender shall be obligated to purchase a participation in a Swing Loan pursuant to this subsection if such Swing Loan was made by Agent after

Agent has received written notice of the existence of a Default or Event of Default pursuant to Section 9.06 and/or Section 5.14 hereof.

(c) Letters of Credit.

(i) Generally. Subject to the LC Terms and Conditions, during the Commitment Period, the LC Issuer shall, in its own name, but only as agent for the Lenders, issue such Letters of Credit for the account of any Domestic Company, as Borrower may from time to time request. Any such Letter of Credit may be issued in Dollars or any Alternate Currency. Borrower shall not request any Letter of Credit (and the LC Issuer shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (a) the Letter of Credit Exposure would exceed the Letter of Credit Commitment or (b) the Revolving Credit Exposure would exceed the Total Commitment Amount.

(ii) Reimbursement Obligations. Whenever a Letter of Credit is drawn, Borrower shall immediately reimburse the LC Issuer for the amount drawn. In the event that the amount drawn is not reimbursed by Borrower within one Business Day of the drawing of such Letter of Credit, Borrower shall be deemed to have requested a Revolving Loan in the amount drawn. The LC Issuer shall promptly deliver written notice of such drawing to Borrower, Agent and the Lenders. Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Such Revolving Loan shall be evidenced by the Revolving Credit Notes. Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.02(a) when required by this Section 2.02(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the LC Issuer, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this paragraph to reimburse, in full, the LC Issuer for the amount drawn on such Letter of Credit and the LC Issuer shall apply such proceeds to repay in full such amount. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(iii) Participations. The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in such Letter of Credit to the extent of such Lender’s Commitment Percentage. If, for any reason, any Unreimbursed Letter of Credit Obligations exist that were required to be reimbursed or repaid in accordance with subpart (ii) above, then until such Unreimbursed Letter of Credit Obligations have been reimbursed or repaid, Agent shall have the right to request (and at the instruction of the LC Issuer shall request) that each Lender purchase a participation in such Unreimbursed Letter of Credit Obligations, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the LC Issuer hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the LC Issuer, an undivided participation interest in such Unreimbursed Letter of Credit Obligations in an amount equal to such Lender’s Commitment Percentage of such Unreimbursed Letter of Credit Obligations. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the LC Issuer, such Lender’s ratable share of such Unreimbursed Letter of Credit Obligations (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in Unreimbursed Letter of Credit Obligations pursuant to this Section 2.03(c)(iii) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this Section 2.03(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.03 hereof with respect to Revolving Loans to be made by such Lender. Notwithstanding the foregoing, no Lender shall be obligated to purchase a participation in any Unreimbursed Letter of Credit Obligations pursuant to this subsection if the Letter of Credit giving rise to such Unreimbursed Letter of Credit Obligations was issued by the LC Issuer after the LC Issuer has received written notice of the existence of a Default or Event of Default from Agent pursuant to Section 9.06 hereof and/or from Borrower pursuant to Section 5.14 hereof.

(iv) Notice to LC Issuer. Agent shall promptly notify the LC Issuer if at any time Agent receives a copy of a request for a Letter of Credit pursuant to Section 2.03(a)(ii) hereof and after giving effect to such request the Letter of Credit Exposure would exceed the available Letter of Credit Commitment.

(v) LC Issuer Report. Within 10 Business Days after the end of each calendar month (or such later date as permitted by Agent), the LC Issuer shall deliver to Agent a written report that lists all Letters of Credit outstanding as of the end of such month and includes, among other things, with respect to each such Letter of Credit, the face amount thereof, the amounts drawn, if any, thereunder, the beneficiary thereof, and the expiration date thereof.

(vi) Existing Letters of Credit. On and after the Closing Date, each Existing Letter of Credit shall be deemed to have been issued by the LC Issuer pursuant to the terms of this Agreement and shall constitute a Letter of Credit for all purposes hereof and under this Agreement and the other Loan Documents. Borrower agrees that it shall be liable with respect to any drawing made under any of the Existing Letters of Credit in accordance with this Section 2.02 and the other provisions of this Agreement. Each Existing Letter of Credit Issuer agrees that on and after the Closing Date (A) the fees applicable to each Existing Letter of Credit shall be the fees set forth in Section 2.09(b) hereof, and (B) any reimbursement agreement in effect with respect to each Existing Letter of Credit shall be deemed terminated and each Existing Letter of Credit shall be governed by and subject to the terms and conditions of this Agreement, provided that Borrower or such other Domestic Company for whose benefit any Existing Letter of

Credit was issued shall, upon request of any Existing Letter of Credit Issuer, execute and deliver to such Existing Letter of Credit Issuer a new application and agreement, being in the standard form of such Existing Letter of Credit Issuer for such letters of credit, as amended to conform to the provisions of and to eliminate any inconsistencies with this Agreement if required by Agent, such Existing Letter of Credit Issuer or Borrower.

(vii) Applicants other than Guarantors of Payment. If a Letter of Credit is requested hereunder for the account of a Domestic Company other than Borrower or a Guarantor of Payment, such Domestic Company shall, on or before the date on which such request is made, acknowledge and agree in writing, in form and substance satisfactory to Agent and the LC Issuer, that it will be bound by the LC Terms and Conditions with respect to all Letters of Credit requested to be issued for its account, and such writing shall be delivered to Agent and the LC Issuer.

Section 2.03 Notice of Credit Event; Funding of Loans, Etc.

(a) Notice of Loans and Letters of Credit.

(i) Agent shall have received a Notice of Loan prior to any Credit Event by (A) 11:30 A.M. (Cleveland, Ohio time) on the proposed date of borrowing or conversion of any Base Rate Loan, (B) 11:30 A.M. (Cleveland, Ohio time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any Eurodollar Loan, (C) 11:00 A.M. (Cleveland, Ohio time) three Business Days prior to the proposed date of borrowing of any Alternate Currency Loan, and (D) 12:00 Noon (Cleveland, Ohio time) on the proposed date of borrowing of any Swing Loan.

(ii) Agent and the LC Issuer shall have received a Letter of Credit Request not later than 11:00 A.M. (Cleveland, Ohio time) two Business Days prior to the day upon which the Letter of Credit is to be issued. Concurrently with each such request, Borrower shall execute and deliver or shall cause such other Domestic Company for whose benefit the Letter of Credit is to be issued to execute and deliver to the LC Issuer a LC Application, in form and substance reasonably satisfactory to the LC Issuer.

(b) Conversion of Loans. At the request of Borrower to Agent, subject to the notice and other provisions of Section 2.03(a) hereof, the Lenders shall convert Base Rate Loans to Eurodollar Loans at any time and shall convert Eurodollar Loans to Base Rate Loans on any Interest Adjustment Date. No Alternate Currency Loan may be converted to a Base Rate Loan or a Eurodollar Loan.

(c) Minimum Amount. Borrower’s request for (i) a Base Rate Loan shall be in an amount of not less than $1,000,000, increased by increments of $500,000, (ii) a Fixed Rate Loan shall be in an amount (or, with respect to an Alternate Currency Loan, the Dollar Equivalent) of not less than $5,000,000, increased by increments of $1,000,000 (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in a rounded number of the applicable Alternate Currency), and (iii) a Swing Loan shall be in an amount not less than $1,000,000.

(d) Interest Periods. At no time shall Borrower request that Fixed Rate Loans be outstanding for more than ten different Interest Periods at any time, and, if Base Rate Loans are outstanding, then Fixed Rate Loans shall be limited to nine different Interest Periods at any time.

(e) Indemnification. Each request for a Fixed Rate Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify Agent and the Lenders against any loss or expense incurred by Agent or the Lenders as a result of any failure by Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by the Lenders to fund such Fixed Rate Loan. A certificate as to the amount of such loss or expense submitted by the Lenders to Borrower shall be conclusive and binding for all purposes, absent manifest error.

(f) Funding of Loans. Agent shall notify each Lender of the date, amount and initial Interest Period (if applicable) of any Eurodollar Loan or Alternate Currency Loan promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. (Cleveland, Ohio time) on the date such notice is received. On the date such Loan is to be made, each Lender shall provide Agent, not later than 3:00 P.M. (Cleveland, Ohio time), with the amount in federal or other immediately available funds, required of it. If Agent elects to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Borrower, to debit any account of Borrower or otherwise receive from Borrower, on demand, such amount, in the event that such Lender fails to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent elects to provide such funds.

Section 2.04 Interest.

(a) Revolving Loans.

(i) Base Rate Loans. Borrower shall pay interest on the unpaid principal amount of Revolving Loans that are Base Rate Loans outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loans shall be payable, commencing March 31, 2004, and on the last day of each succeeding June, September, December and March thereafter and at the maturity thereof.

(ii) Fixed Rate Loans. Borrower shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan or an Alternate Currency Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Fixed Rate. Interest on all such Fixed Rate Loans shall be payable on each Interest Adjustment Date (provided that if an Interest Period exceeds three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

(b) Swing Loans. Borrower shall pay interest, for the sole benefit of Agent (and any Lender that has purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Swing Loan Rate applicable to such Swing Loan. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

(c) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur hereunder, at the option of Agent or the Required Lenders, (i) the principal of each Note, the unpaid interest thereon and any other amount owing hereunder shall bear interest at the Default Rate and (ii) the fee applicable to any Letter of Credit shall be increased to the Default Rate.

Section 2.05 Evidence of Indebtedness.

(a) Revolving Loans. The obligation of Borrower to repay the Revolving Loans made by each Lender and to pay interest thereon shall be evidenced by a Revolving Credit Note, payable to the order of such Lender in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made hereunder by such Lender.

(b) Swing Loans. The obligation of Borrower to repay the Swing Loans and to pay interest thereon shall be evidenced by a Swing Line Note, payable to the order of Agent in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made hereunder by Agent.

(c) Loan Accounts. Agent, the LC Issuer and each Lender, as applicable, shall record any principal, interest or other payment, the principal amounts of Base Rate Loans and Fixed Rate Loans, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, and the amount and other details with respect to each Letter of Credit, by such method as Agent, the LC Issuer or such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under the Notes. The aggregate unpaid amount of Loans, types of Loans, Interest Periods, and outstanding Letters of Credit and similar information with respect to such Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal and interest owing and unpaid on each Note.

Section 2.06 Payment on Notes, Etc.

(a) Payments Generally. Each payment made hereunder by Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b) Payments in Alternate Currency. With respect to any Alternate Currency Loan, all payments (including prepayments) to any Lender of the principal of or interest on such Alternate Currency Loan shall be made in the same Alternate Currency as the original Loan. With respect to any Letter of Credit issued in an Alternate Currency, all Unreimbursed Letter of Credit Obligations with respect to each such Letter of Credit shall be made in the same Alternate Currency in which each such Letter of Credit was issued, unless, in the case of any Unreimbursed Letter of Credit Obligations owing to the LC Issuer, the LC Issuer agrees otherwise. All such payments, reimbursements and repayments shall be remitted by Borrower to Agent at Agent’s main office (or at such other office or account as designated in writing by Agent to Borrower) for the account of the Lenders or the LC Issuer, as the case may be, not later than 1:00 P.M. (Cleveland, Ohio time) on the due date thereof in same day funds. Any payments received by Agent after 1:00 P.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day.

(c) Payments in Dollars. With respect to (i) the payment of any Loan (other than an Alternate Currency Loan) or Unreimbursed Letter of Credit Obligations payable in Dollars, or (ii) any other payment to Agent and the Lenders that is not covered by subsection (b) hereof, all such payments (including prepayments) to Agent and the Lenders of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, facility or other fees or any other amount owed by Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (c) shall be remitted to Agent at its main office for the account of the Lenders or the LC Issuer, as the case may be, not later than 1:00 P.M. (Cleveland, Ohio time) on the due date thereof in immediately available funds. Any such payments received by Agent after 1:00 P.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day.

(d) Payments to Lenders. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender or the LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and facility and other fees received by it for the account of such Lender. Payments received by Agent in Dollars shall be delivered to the Lenders or the LC Issuer, as the case may be, in Dollars in immediately available funds. Payments received by Agent in any Alternate Currency shall be delivered to the Lenders or the LC Issuer, as the case may be, in such Alternate Currency in same day funds.

(e) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Note, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that, with respect to any Fixed Rate Loan, if the next succeeding Business Day falls in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.07 Payments Net of Taxes; Foreign Lenders.

(a) General Provisions. All payments on account of principal, if any, interest and other fees and amounts payable hereunder shall be made without set-off or counterclaim and, unless otherwise required by law, shall be made free and clear of and without deduction for any Tax, present or future, imposed by any taxing authority in any jurisdiction. If Borrower shall be required to withhold or pay any Tax, it shall make the required withholding and payment in accordance with and within the time allowed by law, and shall nonetheless pay to the appropriate Lender such additional amounts as shall be necessary to cause such Lender actually to receive in full all amounts (after taking account of any further deduction or withholding that is required to be made as a consequence of the payment of such additional amounts) on account of principal and interest or other fees or amounts owing to it hereunder, as if such Tax had not been paid. As soon as practicable after the date that any Tax shall become due and payable, (i) Borrower shall give to such Lender the original or a copy of a receipt for the payment of the Tax, or, if such receipts are not issued by or received from the taxing authority to which the Tax was paid, a certificate of an officer of Borrower, confirming the date and amount of the payment so made and reasonable details of the calculation of the amount due; and (ii) Borrower shall indemnify and save such Lender harmless from and against any claim, liability, loss, cost, expense (including without limitation legal, accounting and other professional fees, and interest and penalty charges or fines imposed by any taxing authority in respect of or arising from non-payment of such Tax) to which such Lender may be exposed or that it may incur, by reason of Borrower’s failure to make punctual payment of any amount required to be paid to a taxing authority pursuant to this subsection (b) hereof.

(b) Foreign Lenders. Each Lender party to this Agreement as of the Closing Date that is organized under the laws of any jurisdiction other than the United States or any state thereof (i) represents that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or such Lender with respect to any payments to be made to such Lender in respect of the Loans or other amounts payable hereunder, (ii) shall have furnished to Agent and Borrower on or prior to the Closing Date either (A) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or (B) United States Internal Revenue Service Form W-8 or W-9, as applicable (wherein such Lender claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) agrees to provide to Agent and Borrower a new Form W-8ECI or Form W-8BEN or Form W-8 or W-9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Lender, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

Section 2.08 Prepayment.

(a) Right to Prepay.

(i) Subject to the provisions of Section 2.08(b) below, Borrower shall have the right, at any time or from time to time, to prepay, on a pro rata basis for all of the Lenders, all or any part of the outstanding principal amount of Revolving Loans, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment; and

(ii) Subject to the provisions of Section 2.08(b) below, Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of Agent (and any Lender that has purchased a participation in such Swing Loan), all or any part of the outstanding principal amount of Swing Loans, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(b) Prepayment Fees.

(i) Base Rate Loans. Prepayments of Base Rate Loans shall be without any premium or penalty.

(ii) Fixed Rate Loans. In any case of prepayment of a Fixed Rate Loan prior to the last date of the applicable Interest Period, Borrower agrees that if the reinvestment rate, as quoted by the money desk of Agent (and determined by such money desk with respect to its cost of funds for the remaining portion of the applicable Interest Period) (the “Reinvestment Rate”), shall be lower than the Alternate Currency Rate or Eurodollar Rate applicable to such Fixed Rate Loan that is intended to be prepaid (hereinafter, the “Current Rate”), then Borrower shall, upon written notice by Agent, promptly pay to Agent, for the benefit of the Lenders, in immediately available funds, a prepayment fee equal to the product of (a) a rate (the “Prepayment Rate”) that shall be equal to the difference between the Current Rate and the Reinvestment Rate, times (b) the principal amount of the Fixed Rate Loan that is to be prepaid, times (c) (i) the number of days remaining in the Interest Period of the Fixed Rate Loan that is to be prepaid divided by (ii) 360. In addition, Borrower shall immediately pay to Agent, for the account of the Lenders, the amount of any additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by Agent or the Lenders in connection with the prepayment, upon Borrower’s receipt of a written statement from Agent. Each prepayment of a Fixed Rate Loan shall be in the aggregate principal amount of not less than $5,000,000, except in the case of a mandatory prepayment pursuant to Section 2.12 or Article III hereof.

(iii) Swing Loans. In the case of prepayment of a Swing Loan, Borrower agrees to pay to Agent, on demand, for any resulting loss (including loss of anticipated profits), cost or expense of Agent as a result thereof, including, without limitation, any loss incurred in obtaining, liquidating or employing deposits.

(c) Notice of Prepayment. Borrower shall give Agent written notice of prepayment of any Swing Loan or Base Rate Loan by not later than 11:00 A.M. (Cleveland, Ohio time) on the Business Day such prepayment is to be made and written notice of the prepayment of any Fixed Rate Loan not later than 1:00 P.M. (Cleveland, Ohio time) three Business Days prior to the Business Day on which such prepayment is to be made.

(d) Minimum Amount. Except in the case of a prepayment in full of any Loan, each prepayment of (i) a Fixed Rate Loan by Borrower shall be in the aggregate principal amount of not less than $5,000,000 (or, with respect to an Alternate Currency Loan, the Dollar Equivalent of such amount) and (ii) a Base Rate Loan by Borrower shall be in the aggregate principal amount of not less than $1,000,000, except in the case of a mandatory prepayment in connection with Section 2.12 hereof or Article III hereof.

(e) Certificate. Any Lender seeking reimbursement or indemnification pursuant to any provision of this Section 2.08 shall present a certificate to Borrower setting forth the calculations therefor, which certificate shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

Section 2.09 Facility, Letter of Credit and Other Fees.

(a) Borrower shall pay to Agent, for the ratable account of the Lenders, as a consideration for the Commitment, a facility fee from the Closing Date to and including the last day of the Commitment Period, computed for each day at a rate per annum equal to (i) the

Applicable Facility Fee Rate in effect for such day, times (ii) the Total Commitment Amount in effect on such day. The facility fee shall be payable in arrears on March 31, 2004 and on the last day of each succeeding June, September, December and March thereafter and on the last day of the Commitment Period.

(b) In respect of each Letter of Credit and the drafts thereunder, if any, whether issued for the account of Borrower or any other Domestic Company, Borrower agrees (i) to pay to Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid quarterly in arrears at a rate per annum equal to the Applicable Margin for Fixed Rate Loans (in effect on the date such Letter of Credit is issued or renewed) times the face amount of such Letter of Credit during such fiscal quarter; (ii) to pay to the LC Issuer, for its own account as issuing bank, a fronting fee based upon the face amount of the Letter of Credit, which shall be paid on each date that such Letter of Credit is issued or renewed, at a rate per annum equal to 10 basis points times the face amount of such Letter of Credit; and (iii) to pay to the LC Issuer, for its sole account, such other reasonable administrative fees of the LC Issuer (at the rates specified by the LC Issuer from time to time in schedules delivered by the LC Issuer to Borrower) with respect to each Letter of Credit (including, without limitation, all fees associated with any amendment to, drawing under, banker’s acceptance pursuant to, or transfer of a Letter of Credit), such fees to be payable on demand by the LC Issuer therefor.

(c) Borrower shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

Section 2.10 Modification of Commitment.

(a) Voluntary Reduction. Borrower may at any time or from time to time permanently reduce in whole or ratably in part the Total Commitment Amount hereunder to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than three Business Days’ notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than $10,000,000. Agent shall promptly notify each Lender of the Date of each reduction of the Commitment pursuant to this Section and such Lender’s proportionate share thereof. If the Total Commitment Amount is permanently reduced to zero, on the effective of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Notes, together with all interest and facility and other fees accrued and unpaid, and provided that no Letter of Credit Exposure shall exist), all of the Notes shall be delivered by the Lenders to Agent marked “Canceled” and Agent shall redeliver such Notes to Borrower. Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period.

(b) Increase in Commitments.

(i) Once per calendar year (or more frequently as permitted by Agent) Borrower may, by written notice to Agent, request that the Total Commitment Amount be increased by an amount not to exceed $125,000,000 in the aggregate for all such increases from the Closing Date until the last day of the Commitment Period, provided that (A) no Default or Event of Default has occurred and is continuing at the time of such request and on the date of any such increase and (B) Borrower shall have delivered to

Agent, together with such written notice, a copy of Borrower’s duly adopted corporate resolutions, in form and substance satisfactory to Agent, that authorize the requested increase in the Total Commitment Amount, which resolutions shall be certified by the Secretary of Borrower as being true, correct, complete and in full force and effect. Upon receipt of any such request, Agent shall deliver a copy of such request to each Lender. Borrower shall set forth in such request the amount of the requested increase in the Total Commitment Amount (which in each case shall be in a minimum amount of $25,000,000 and in such minimum increments in excess thereof as Agent shall permit) and the date on which such increase is requested to become effective (which shall be not less than 10 Business Days nor more than 60 days after the date of such request and that, in any event, must be at least 90 days prior to the last day of the Commitment Period), and shall offer each Lender the opportunity to increase its Revolving Credit Commitment by its Commitment Percentage of the proposed increased amount. Each Lender shall, by notice to Borrower and Agent given not more than 10 days after the date of Agent’s notice, either agree to increase its Revolving Credit Commitment by all or a portion of the offered amount (each such Lender so agreeing being an “Increasing Lender”) or decline to increase its Revolving Credit Commitment (and any such Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Revolving Credit Commitment and each Lender so declining or being deemed to have declined being a “Non-Increasing Lender”). If, on the 10th day after Agent shall have delivered notice as set forth above, the Increasing Lenders shall have agreed pursuant to the preceding sentence to increase their Revolving Credit Commitments by an aggregate amount less than the increase in the Total Commitment Amount requested by Borrower, Borrower may arrange for one or more banks or other entities that are acceptable to Agent (each such Person so agreeing being an “Augmenting Lender”), and Borrower and each Augmenting Lender shall execute all such documentation as Agent shall reasonably specify to evidence its Revolving Credit Commitment and/or its status as a Lender with a Revolving Credit Commitment hereunder. Any increase in the Total Commitment Amount may be made in an amount that is less than the increase requested by Borrower if Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Lenders, in the full amount.

(ii) Each of the parties hereto agrees that Agent may take any and all actions as may be reasonably necessary to ensure that after giving effect to any increase in the Total Commitment Amount pursuant to this Section, the outstanding Revolving Loans (if any) are held by the Lenders with Revolving Credit Commitments in accordance with their new Commitment Percentages. This may be accomplished at the discretion of Agent: (w) by requiring the outstanding Loans to be prepaid with the proceeds of new Loans; (x) by causing the Non-Increasing Lenders to assign portions of their outstanding Loans to Increasing Lenders and Augmenting Lenders; (y) by permitting the Loans outstanding at the time of any increase in the Total Commitment Amount pursuant to this Section 2.10(b) to remain outstanding until the last days of the respective Interest Periods therefor, even though the Lenders would hold such Loans other than in accordance with their new Commitment Percentages; or (z) by any combination of the foregoing.

Section 2.11 Computation of Interest and Fees. With the exception of Alternate Currency Loans made in Pounds Sterling, Canadian Dollars or Australian Dollars and Base Rate Loans, interest on Loans, Unreimbursed Letter of Credit Obligations and facility and other fees and charges hereunder, shall be computed on the basis of a year having 360 days and calculated for the actual number of days elapsed. With respect to Alternate Currency Loans made in Pounds Sterling, Canadian Dollars or Australian Dollars and Base Rate Loans, interest shall be computed on the basis of a year having three 365 days or 366 days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.12 Mandatory Payment.

(a) If, as of any date, the Revolving Credit Exposure shall exceed the Total Commitment Amount, Borrower shall prepay, by no later than the next Business Day, an aggregate principal amount of the Loans sufficient to bring the Revolving Credit Exposure within the Total Commitment Amount; provided, however, that, notwithstanding the foregoing, if the Dollar Equivalent of the Alternate Currency Exposure has increased as a result of fluctuations in the exchange rate applicable to the relevant Alternate Currency or Alternate Currencies such that the Revolving Credit Exposure at any time exceeds the Total Commitment Amount or the Letter of Credit Exposure exceeds the Letter of Credit Commitment, then Borrower shall not be obligated to make a prepayment pursuant to this subpart (a) so long as the Revolving Credit Exposure does not exceed an amount equal to 105% of the Total Commitment Amount and the Letter of Credit Exposure does not exceed an amount equal to 105% of the Letter of Credit Commitment.

(b) Not later than the fifth Business Day following the date of the receipt by Borrower and/or any Subsidiary of Borrower of the proceeds from any sale or issuance by Borrower or any Subsidiary of Borrower after the Closing Date of debt or equity securities in an underwritten public offering, Rule 144A offering, or private placement with one or more institutional investors, Borrower shall make a prepayment of Loans in an amount equal to 100% of such proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs incurred by Borrower or such Subsidiary in connection therewith).

(c) Any prepayment of a Loan pursuant to this Section 2.12 shall be subject to the prepayment fees set forth in Section 2.08 hereof. Unless otherwise specified by Borrower to Agent, each such prepayment shall be applied (i) first, on a pro rata basis, to the outstanding principal balance of the Base Rate Loans, (ii) second, on a pro rata basis, to the outstanding principal balance of the Eurodollar Loans, (iii) third, on a pro rata basis, to the outstanding principal balance of the Alternate Currency Loans, and (iv) fourth, to the outstanding principal balance of the Swing Loans.

Section 2.13 Extension of Commitment. At any time on or after December 31, 2007, Borrower may deliver a Request for Extension, requesting that the Lenders extend the Commitment Period for an additional year. Each such extension shall require the unanimous written consent of all of the Lenders and shall be upon such terms and conditions as may be agreed to by Borrower, Agent, and the Lenders. Borrower shall pay any attorneys’ fees or other expenses of Agent in connection with the documentation of any such extension, as well as such other fees as may be agreed upon between Borrower and the Lenders.

ARTICLE III.

ADDITIONAL PROVISIONS RELATING TO FIXED RATE

LOANS; INCREASED CAPITAL; TAXES.

Section 3.01 Reserves or Deposit Requirements, Etc. If, at any time, any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the Fixed Rate Loan(s) in question) against (a) assets held by, or deposits in or for the amount of any Fixed Rate Loan by, any Lender, or (b) assets held by, or deposits in or for the amount of any Letter of Credit issued by, the LC Issuer, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Lender or the LC Issuer of making or maintaining hereunder such Fixed Rate Loan or Letter of Credit, as the case may be, or to reduce the amount of principal or interest received by such Lender with respect to such Fixed Rate Loan or the LC Issuer with respect to such Letter of Credit, then, upon demand by such Lender or the LC Issuer, Borrower shall pay to such Lender from time to time on Interest Adjustment Dates with respect to such Fixed Rate Loan or the LC Issuer, as applicable, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Lender or the LC Issuer, as applicable, for such increased cost or reduced amount, assuming (which assumption such Lender or the LC Issuer need not corroborate) such additional cost or reduced amount was allocable to such Fixed Rate Loan or Letter of Credit. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 3.01, setting forth the calculations therefor, shall be promptly submitted by such Lender or the LC Issuer, as applicable, to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Lender or the LC Issuer, Borrower, upon at least three Business Days’ prior written notice to such Lender or the LC Issuer, as applicable, through Agent, may prepay any affected Fixed Rate Loan in full or terminate any affected Letter of Credit or, with respect to Eurodollar Loans, convert such Eurodollar Loan to a Base Rate Loan regardless of the Interest Period thereof. Any such prepayment or conversion shall be subject to the prepayment fees set forth in Section 2.08 hereof. Each Lender or the LC Issuer, as applicable, shall notify Borrower as promptly as practicable (with a copy thereof delivered to Agent) of the existence of any event that will likely require the payment by Borrower of any such additional amount under this Section.

Section 3.02 Tax Law, Etc.

(a) In the event that by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Lender or the LC Issuer shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than taxes imposed on or measured by the income of any Lender or the LC Issuer, or franchise taxes imposed on such Lender, by any jurisdiction in which such Lender or the LC Issuer is organized or in which such Lender or the LC Issuer is resident or doing business) and if any such measures or any other similar measure shall result in an increase in the cost to such Lender or the LC Issuer of making or maintaining any Fixed Rate Loan or issuing any Letter of Credit or in a reduction in the amount of principal, interest or facility fee receivable by such Lender in respect thereof, then such Lender or the LC Issuer, as the case may be, shall promptly notify Borrower stating the reasons therefor. Borrower shall thereafter pay to such Lender or the LC Issuer as appropriate, as additional consideration hereunder, such additional amounts as shall fully compensate such Lender or the LC Issuer for such increased cost or reduced amount. Borrower shall pay such amounts within five Business Days upon demand therefor from the LC Issuer or any such Lender that shall have provided to Borrower a certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, which certificate shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. The obligations of Borrower under this Section shall be in addition to any obligations of Borrower pursuant to Section 2.07(a) hereof.

(b) Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Lender, Borrower, upon at least three Business Days’ prior written notice to such Lender through Agent, may prepay any affected Fixed Rate Loan in full or, with respect to Eurodollar Loans, convert such Eurodollar Loan to a Base Rate Loan regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment fees set forth in Section 2.08 hereof.

Section 3.03 Eurodollar or Alternate Currency Deposits Unavailable or Interest Rate Unascertainable. In respect of any Fixed Rate Loan, in the event that Agent shall have determined that (a) for Eurodollar Loans, that Dollar deposits or (b) for Alternate Currency Loans, that deposits of the relevant Alternate Currency, of the relevant amount for the relevant Interest Period for such Fixed Rate Loan are not available to Agent in the applicable Dollar or Alternate Currency market, as the case may be, or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate or Alternate Currency Rate applicable to such Interest Period, as the case may be, Agent shall promptly give notice of such determination to Borrower and (i) any notice of a new Eurodollar Loan or Alternate Currency Loan, as the case may be, (or conversion of an existing Base Rate Loan to a Eurodollar Loan) previously given by Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make a Base Rate Loan, and (ii) Borrower shall be obligated either to prepay, or with respect to a Eurodollar Loan, to convert to a Base Rate Loan, any outstanding Fixed Rate Loan on the last day of the then current Interest Period with respect thereto.

Section 3.04 Indemnity. Without prejudice to any other provision of this Agreement, Borrower hereby agrees to indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any default by Borrower in payment when due of any amount hereunder in respect of any Fixed Rate Loan, or (b) the failure by Borrower to consummate the borrowing of any Fixed Rate Loan after making a request therefor, including, but not limited to, any loss of profit, premium or penalty incurred by such Lender in respect of funds borrowed by it for the purpose of making or maintaining such Fixed Rate Loan, as determined by such Lender in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Lender to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

Section 3.05 Changes in Law Rendering Fixed Rate Loans Unlawful. If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Lender to fund any Fixed Rate Loan that it is committed to make hereunder in any Alternate Currency or Dollars, as the case may be, the commitment of such Lender to fund such Fixed Rate Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality, and such Lender shall by written notice to Borrower and Agent declare that its commitment with respect to such Fixed Rate Loan has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Lender shall similarly notify Borrower and Agent. If any such change shall make it unlawful for any Lender to continue in effect the funding in the applicable Eurodollar or Alternate Currency market, as the case may be, of any Fixed Rate Loan previously made by it hereunder, such Lender shall, upon the happening of such event, notify Borrower, Agent and the other Lenders thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such Fixed Rate Loan (if a Eurodollar Loan) to a Base Rate Loan or prepay such Fixed Rate Loan to the Lenders in full. Any such prepayment or conversion shall be subject to the prepayment fees described in Section 2.08 hereof.

Section 3.06 Funding. Each Lender may, but shall not be required to, make Fixed Rate Loans hereunder with funds obtained outside the United States.

Section 3.07 Capital Adequacy. If any Lender or the LC Issuer shall have determined, after the Closing Date, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) or the LC Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital (or the capital of its respective holding company) as a consequence of its obligations hereunder to a level below that which such Lender or the LC Issuer (or its respective holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the LC Issuer’s, as applicable, policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Lender or the LC Issuer, as applicable, to be material, then from time to time, within 15 days after demand by such Lender or the LC Issuer, as applicable (with a copy to Agent), Borrower shall pay to such Lender or the LC Issuer, as applicable, such additional amount or amounts as shall compensate such Lender or the LC Issuer, as applicable (or its holding company) for such reduction. Each Lender or the LC Issuer shall designate a different lending office (or, with respect to the LC Issuer, a different branch or affiliate) if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or the LC Issuer, as applicable, be otherwise disadvantageous to such Lender or the LC Issuer. A certificate of any Lender or the LC Issuer, as applicable, claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender or the LC Issuer, as applicable, may use any reasonable averaging and attribution methods. Failure on the part of any

Lender or the LC Issuer to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s or the LC Issuer’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Lender and the LC Issuer regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that the statements set forth in this Article IV are true, correct and complete:

Section 4.01 Corporate Existence; Subsidiaries; Foreign Qualification.

(a) Each Company is an entity duly organized, validly existing, and in good standing under the laws of its state of organization and is duly qualified and authorized to do business and is in good standing as a foreign entity in each jurisdiction where the character of its property or its business activities makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

(b) Schedule 4.01 sets forth (i) the state of organization of Borrower, and (ii) each state or other jurisdiction in which Borrower is qualified to do business as a foreign corporation as of the Closing Date.

(c) Schedule 4.01 sets forth as of the Closing Date (i) each Subsidiary of Borrower and each Subsidiary of each other Company, (ii) such Subsidiary’s state or country of organization, (iii) each state or other jurisdiction in which each Material Subsidiary is qualified to do business as a foreign entity, and (iv) the direct or indirect ownership of Borrower in such Subsidiary.

Section 4.02 Corporate Authority. Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which Borrower is a party have been duly authorized and approved by Borrower’s Board of Directors and are the valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms. The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.09 hereof) upon any assets or property of Borrower or any Material Subsidiary under the provisions of Borrower’s or such Material Subsidiary’s Organizational Documents or any agreement.

Section 4.03 Compliance With Laws. Each Company:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have or result in a Material Adverse Effect;

(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to do so would not have or result in a Material Adverse Effect; and

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have or result in a Material Adverse Effect.

Section 4.04 Litigation and Administrative Proceedings. Except as disclosed on Schedule 4.04 hereto, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, which, as to subsections (a) through (c) hereof, would have or would be reasonably expected to have a Material Adverse Effect.

Section 4.05 Title to Assets. Borrower and each Material Subsidiary has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.09 hereof.

Section 4.06 Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.09 hereof, (a) to best of Borrower’s knowledge, there is no financing statement (other than a precautionary financing statement filed in connection with any true operating lease or true bailment arrangement) outstanding covering any personal property of Borrower or any Material Subsidiary; (b) there is no mortgage outstanding covering any real property of Borrower or any Material Subsidiary; and (c) no real or personal property of Borrower or any Material Subsidiary is subject to any security interest or Lien of any kind other than any security interest or Lien that may be granted to Agent, for the benefit of the Lenders. Neither Borrower nor any Material Subsidiary has entered into any contract or agreement (other than an Excluded Agreement) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of Borrower or any Material Subsidiary.

Section 4.07 Tax Returns. All foreign, federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each of Borrower and each Material Subsidiary have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except where the failure to do so does not and will not cause or result in a Material Adverse Effect or where such tax returns, taxes, assessments, fees or other governmental charges are being contested in good faith by such Borrower or such Material Subsidiary. The provision for taxes on the books of

Borrower and each Material Subsidiary is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 4.08 Environmental Laws. Each Company is in compliance with any and all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, except where the failure to do so would not have a Material Adverse Effect. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company which, if determined adversely, would have a Material Adverse Effect. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law, except where such release or disposal would not have a Material Adverse Effect. As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or otherwise.

Section 4.09 Employee Benefits Plans. No ERISA Event has occurred prior to the Closing Date that is unresolved that individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect. No other ERISA Event has occurred or is expected to occur with respect to an ERISA Plan that individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect. All payments that a Controlled Group member is required, under applicable law or under the governing documents, to make as a contribution to or a benefit under each ERISA Plan have been made except for such payments the non-payment of which, individually or in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect. All liabilities of each Controlled Group member with respect to each ERISA Plan have been fully funded based upon reasonable and proper actuarial assumptions, have been fully insured, or have been fully reserved for on its financial statements, except to the extent to which any failure to so fund, insure or reserve has not or could not reasonably be expected to have a Material Adverse Effect. No changes have occurred or are expected to occur that would cause an increase in the cost of providing benefits under any ERISA Plan, except to the extent any such increases individually or in the aggregate do not have or could not reasonably be expected to have a Material Adverse Effect. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code

Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to such Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets by an amount that individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.

Section 4.10 Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by Borrower or any Guarantor of Payment in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 4.11 Solvency. Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Lenders. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 4.12 Financial Statements. The audited Consolidated financial statements of Borrower for the fiscal year ended March 31, 2003, and the unaudited interim Consolidated financial statements of Borrower for the fiscal quarter ended December 31, 2003, each as filed with the SEC in connection with Borrower’s Form 10-Q and Form 10-K and each as furnished to Agent and the Lenders have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the date of such financial statements and the results of their operations for the period then ending. Since the dates of such statements, there has been no change in any Company’s accounting procedures.

Section 4.13 No Material Adverse Change. No material adverse change has occurred in the financial condition, operations or prospects of the Companies since the Look-Back Date.

Section 4.14 Regulations. Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation U or X of such Board of Governors.

Section 4.15 Material Agreements. Borrower is current in its reporting of material agreements in its quarterly and annual reports on Forms 10-Q and 10-K, as required by the rules of the SEC.

Section 4.16 Intellectual Property. Each Company owns, possesses, or has the right to use all of the patents, patent applications, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing necessary for the conduct of its business without any known conflict with the rights of others, except where the failure to do so would not have a Material Adverse Effect or, with respect to any known conflict, if such conflict were determined adversely to such Company, would not have a Material Adverse Effect.

Section 4.17 Insurance. Borrower and each Material Subsidiary maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and on such terms and in such amounts as Borrower reasonably deems prudent.

Section 4.18 Investment Company; Holding Company. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 4.19 Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or would have a Material Adverse Effect.

Section 4.20 Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

Section 4.21 Anti-Terrorism Law Compliance. Borrower is not subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or The USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower.

ARTICLE V.

COVENANTS

Borrower agrees that so long as the Commitment remains in effect and thereafter until all of the Debt shall have been paid in full, Borrower shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:

Section 5.01 Insurance. Borrower and each Material Subsidiary shall (a) maintain insurance to such extent and against such hazards and liabilities and on such terms and in such amounts as Borrower or such Material Subsidiary, as the case may be, reasonably deems prudent; and (b) within ten days of any Lender’s written request, furnish to such Lender such information about Borrower or such Material Subsidiary’s insurance as that Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and certified by a Financial Officer of Borrower or such Material Subsidiary, as the case may be.

Section 5.02 Money Obligations. Borrower and each Material Subsidiary shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.03 Financial Statements and Other Information.

(a) Delivery of Financial Statements and Other Information. Borrower shall furnish to Agent and each Lender:

(i) within 45 days after the end of each of the first three quarterly periods of each fiscal year of Borrower, balance sheets of Borrower as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by a Financial Officer, provided that with respect to any fiscal quarter for which financial statements are required to be delivered pursuant to this subpart, delivery of Borrower’s Form 10-Q as filed with the SEC for any such fiscal quarter shall satisfy the requirements of this subpart;

(ii) within 90 days after the end of each fiscal year of Borrower, an annual audit report of Borrower for that year prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to Agent and certified by an independent public accountant satisfactory to Agent and the Required Lenders, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period, together with a certificate by the accountant setting forth any Defaults and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect, provided that with respect to any fiscal year for which financial statements are required to be delivered pursuant to this subpart, delivery of Borrower’s Form 10-K as filed with the SEC for any such fiscal year shall satisfy the requirements of this subpart;

(iii) concurrently with the delivery of the financial statements in (i) and (ii) above, a Compliance Certificate;

(iv) as soon as available, copies of (A) each financial statement, report, notice or proxy statement sent by Borrower or any Material Subsidiary to public securities holders generally and (B) each regular or periodic report, each registration statement that shall have become effective and each final prospectus and all amendments thereto filed by Borrower or any Material Subsidiary with the SEC; and

(v) within 10 days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company as Agent or such Lender may from time to time reasonably request, including, without limitation, consolidating financial statements of the Companies, which information shall be submitted in form and detail satisfactory to Agent or such Lender and certified by a Financial Officer of the Company or Companies in question.

(b) Method of Delivery. For purposes of this Section 5.03, delivery by Borrower of the information required pursuant to Sections 5.03(a)(i), (ii), (iii) and (iv) above to Agent by e-mail or other electronic means acceptable to Agent shall satisfy the requirements of such Sections and Agent shall promptly distribute such information to the Lenders by e-mail or other electronic means acceptable to Agent and the Lenders.

Section 5.04 Financial Records and Inspections. (a) Each Company shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower or such Subsidiaries, as the case may be, in accordance with GAAP, in the case of Borrower, or which are reconcilable to a GAAP presentation, in the case of any Subsidiary.

(b) Borrower shall permit the representatives of Agent:

(i) if no Event of Default then exists, at the expense of Agent and upon reasonable prior notice to Borrower, to visit the principal executive offices of Borrower, to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with Borrower’s officers, and with consent of Borrower (which consent will not be unreasonably withheld) to visit the other offices and properties of Borrower and each of its Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; or

(ii) if an Event of Default then exists, at the expense of Borrower, upon reasonable notice to Borrower, to visit and inspect any of the offices or properties of Borrower or any of its Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accounts (and by this provision Borrower authorizes said accountants to discuss the affairs, finances and accounts of Borrower and its Subsidiaries), all at such times and as often as may be reasonably requested in writing.

Section 5.05 Franchises. Borrower and each Material Subsidiary shall preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to Section 5.12 and Section 5.20 hereof.

Section 5.06 ERISA Compliance. Neither Borrower nor any Material Subsidiary shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to the Lenders (a) as soon as possible and in any event within 30 days after Borrower or any Material Subsidiary knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer Borrower or such Material Subsidiary, setting forth details as to such Reportable Event and the action that Borrower or such Material Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to Borrower or such Material Subsidiary, and (b) promptly after receipt thereof a copy of any notice Borrower or any such Material Subsidiary, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by Borrower or such Material Subsidiary; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service, except for ministerial errors or other minor compliance errors. Borrower shall promptly notify the Lenders of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against Borrower or a Material Subsidiary by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section “material” means the measure of a matter of significance that shall be determined as being an amount equal to 5% of the Consolidated Net Worth of Borrower. As soon as practicable, and in any event within 20 days, after Borrower or any Material Subsidiary becomes aware that an ERISA Event has occurred, Borrower or such Material Subsidiary shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of Borrower or such Material Subsidiary, as the case may be, setting forth the details of the event and the action Borrower or such Material Subsidiary or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the request of Agent, deliver or cause to be delivered to Agent, true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.07 Financial Covenants.

(a) Leverage Ratio. Borrower shall not suffer or permit at any time the Leverage Ratio to be greater than 3.00 to 1.00.

(b) Interest Coverage Ratio. Borrower shall not suffer or permit at any time the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 5.08 Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided, that this Section shall not apply to any of the following (without duplication):

(a) the Loans or any other Indebtedness incurred to Agent or the Lenders pursuant to this Agreement;

(b) Indebtedness in connection with any Approved Derivatives Contract;

(c) Indebtedness (including any capital lease obligation, but excluding Permitted Foreign Subsidiary Loans and Investments) secured by the Liens described in and permitted pursuant to Sections 5.09(f) and (k) hereof;

(d) loans to a Domestic Company from a Domestic Company;

(e) Permitted Foreign Subsidiary Loans and Investments;

(f) Indebtedness constituting Permitted Third Party Investments;

(g) Permitted Insurance Subsidiary Loans and Investments;

(h) Indebtedness of the Companies evidenced by the Senior Notes and the Senior Note Guaranty executed and delivered to the Senior Note Holders pursuant to the Senior Note Purchase Agreement, provided that no Company (other than Borrower and the Guarantors of Payment) shall be liable, whether directly or indirectly, for any part of such Indebtedness;

(i) unsecured Indebtedness of any Domestic Company, provided that (i) in the case of any Material Indebtedness, the covenants and agreements relating to such Material Indebtedness are, in the reasonable opinion of Agent, not more restrictive than the covenants and agreements set forth in this Agreement, (ii) Borrower shall be in pro forma compliance with Section 5.07 hereof after giving effect to the incurrence of such Indebtedness, and (iii) if any such Indebtedness is to be Subordinated Indebtedness, such Subordinated Indebtedness shall be subject to a subordination agreement or other subordination provisions satisfactory to Agent and the Required Lenders;

(j) Indebtedness incurred in connection with the issuance of (i) $3,000,000 Spartenburg County, South Carolina, Industrial Revenue Bonds, Series 1989 (Isomedix Operations, Inc. Project), or (ii) $8,000,000 City of El Paso Industrial Development Authority, Incorporated, Variable Rate Demand Industrial Development Revenue Bonds, Series 1988 (Isomedix Operations, Inc. Project), so long as the aggregate principal amount of Indebtedness incurred pursuant to clause (i) or (ii) is not increased in excess of the amount outstanding on the Closing Date; or

(k) Indebtedness of the Receivables Subsidiary (i) under the Permitted Receivables Facility, so long as the funded amount, together with any other Indebtedness thereunder, does not exceed $100,000,000 at any time and (ii) to any Domestic Subsidiary in connection with the Permitted Receivables Facility.

Section 5.09 Liens. No Company shall create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b) other statutory or common law Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(d) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower or a Guarantor of Payment;

(f) (i) purchase money Liens on fixed assets securing the Indebtedness pursuant to Section 5.08(c) hereof or for the deferred purchase price of property, provided that such Lien is limited to the purchase price and only attaches to the property being acquired, (ii) capital leases, and (iii) Permitted Foreign Subsidiary Liens, so long as the aggregate principal amount of all Indebtedness secured by Liens described in the foregoing subparts (i), (ii) and (iii) does not exceed at any time an amount equal to 15% of the Consolidated Net Worth of Borrower for the most recently completed fiscal quarter;

(g) easements, zoning restrictions or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(h) Liens set forth on Schedule 5.09 hereto;

(i) any Lien granted to Agent, for the benefit of the Lenders;

(j) Liens on Receivables Related Assets arising in connection with the sale of such Receivables Related Assets pursuant to Section 5.12(g) hereof;

(k) in addition to the Liens permitted above, additional Liens on any assets of Borrower or any of its Subsidiaries securing Indebtedness owing by Borrower or any such Subsidiary, so long as the aggregate principal amount of all Indebtedness secured by such Liens does not exceed at any time an amount equal to 10% of the Consolidated Net Worth of Borrower for the most recently completed fiscal quarter;

(l) in addition to the Liens permitted above, additional Liens on any assets of any Company securing obligations of such Company, so long as (i) such Liens do not secure any Indebtedness, and (ii) the aggregate amount of all obligations secured by all such Liens for all Companies does not exceed $5,000,000.

No Company shall enter into any contract or agreement (other than an Excluded Agreement) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of a Company.

Section 5.10 Regulations U and X. No Company shall take any action that would result in any non-compliance of the Loans with Regulations U and X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11 Investments and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any Investment, or (c) be or become a Guarantor of any kind; provided, that this Section shall not apply to:

(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii) the holding of Subsidiaries listed on Schedule 4.01 hereto and the creation, acquisition and holding of any new Subsidiary after the Closing Date, so long as such new Subsidiary is created, acquired or held in accordance with the terms and conditions of this Agreement, including, without limitation, Section 5.12, Section 5.13, and Section 5.19 hereof;

(iii) loans to a Domestic Company from a Domestic Company, or investments in a Domestic Company by a Domestic Company;

(iv) Permitted Foreign Subsidiary Loans and Investments;

(v) guarantees of Indebtedness of the Companies incurred or permitted pursuant to this Agreement (including any guaranty of the Indebtedness permitted pursuant to Section 5.08 hereof);

(vi) any advance or loan to an employee of a Company made in the ordinary course of such Company’s business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of $7,500,000 at any time outstanding;

(vii) any Permitted Third Party Investment;

(viii) Permitted Insurance Subsidiary Loans and Investments;

(ix) the acquisition or holding of any debt or equity securities by any Company in connection with the insolvency of a customer or supplier;

(x) Indebtedness of the Receivables Subsidiary to a Domestic Company in connection with the Permitted Receivables Facility;

(xi) guaranties in the ordinary course of business by Borrower and/or any of its Subsidiaries of the obligations (other than Indebtedness) of Borrower and/or any of its Subsidiaries.

Section 5.12 Mergers and Asset Sales. No Company shall merge or consolidate with any other Person or (except as specifically permitted by this Agreement) sell, lease, transfer, or otherwise dispose of any of its property or assets outside the ordinary course of business, except that if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) any Domestic Subsidiary (other than the Receivables Subsidiary) may merge or consolidate with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any other Domestic Subsidiary (other than the Receivables Subsidiary), provided that if such merger or consolidation involves the Insurance Subsidiary, the Insurance Subsidiary shall not be the continuing or surviving Person;

(b) any Domestic Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower or (ii) any other Domestic Subsidiary (other than the Receivables Subsidiary), provided that no Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Insurance Subsidiary other than in connection with Permitted Insurance Subsidiary Loans and Investments made in accordance with Section 5.11 hereof;

(c) in addition to any merger or consolidation permitted pursuant to subsection (a) above, any Foreign Subsidiary may merge or consolidate with (i) any Domestic Company, provided that the Domestic Company shall be the continuing or surviving Person, or (ii) any other Foreign Subsidiary;

(d) in addition to any sale, lease, transfer or other disposition permitted pursuant to subsection (b) above, any Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) any Domestic Company or (ii) any other Foreign Subsidiary;

(e) in addition to any sale, lease, transfer or other disposition permitted pursuant to subsection (b) above, any Company may sell the Receivables Related Assets to the Receivables Subsidiary in connection with the Permitted Receivables Facility;

(f) in addition to any sale, lease, transfer or other disposition permitted pursuant to subsections (b), (d) and (e) above, any Company (other than the Receivables Subsidiary) may sell (including any sale in connection with any sale-leaseback transaction), lease, transfer or otherwise dispose of any of its assets to any Person, so long as the aggregate book value of all such assets (as determined in accordance with GAAP) sold, leased, transferred or otherwise disposed of by all Companies in any fiscal year of Borrower does not exceed an amount equal to 15% of Consolidated Total Assets based on the financial statements of Borrower for the most recently completed fiscal quarter;

(g) the Receivables Subsidiary may sell the Receivables Related Assets to any Person (other than a Company); and

(h) any Subsidiary may be dissolved at any time.

Section 5.13 Acquisitions. No Company shall effect an Acquisition unless:

(a) no Default or Event of Default then exists or will exist immediately thereafter;

(b) the Acquisition is made by a Domestic Company or a Foreign Subsidiary; and

(c) (i) with respect to any Acquisition where the aggregate Consideration involved is less than an amount equal to 10% of Consolidated Net Worth, based upon Borrower’s financial statements for the most recently completed fiscal quarter, Borrower provides to Agent and the Lenders at least 5 Business Days prior to the date such Acquisition is to be consummated (A) a written description of such Acquisition and the Consideration involved therewith, and (B) a certificate of a Financial Officer demonstrating that both prior to and immediately after giving pro forma effect (excluding the value of any assumed operating synergies) to such Acquisition the Leverage Ratio will not exceed 2.75 to 1.00; and (ii) with respect to any Acquisition where (A) the aggregate Consideration involved equals or exceeds an amount equal to 10% of Consolidated Net Worth, based upon Borrower’s financial statements for the most recently completed fiscal quarter, or (B) the aggregate Consideration for such Acquisition when combined with all other Acquisitions that shall have occurred during the then current fiscal year equals or exceeds an amount equal to 20% of Consolidated Net Worth, based upon Borrower’s financial statements for the most recently completed fiscal quarter, in the case of both (A) and (B), Borrower provides to Agent and the Lenders, as early as possible and, in any event, not fewer than 5 Business Days prior to the date of consummation of such Acquisition, (1) a written description such Acquisition and the Consideration involved therewith, and (2) historical financial statements of such Person and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing (x) pro forma compliance (excluding the value of any assumed operating synergies) with each of the financial covenants set forth in Section 5.07 hereof, both before and after giving effect to such Acquisition, and (y) that both prior to and immediately after giving pro forma effect (excluding any the value of any assumed operating synergies) to such Acquisition the Leverage Ratio will not exceed 2.75 to 1.00.

Section 5.14 Notice. Borrower shall cause a Financial Officer to promptly notify Agent and the Lenders whenever:

(a) any Default or Event of Default may occur hereunder; or

(b) any representation or warranty made in Article IV hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete as of the date made, except those made as of and which were intended to be limited to a specified earlier date.

Section 5.15 Environmental Compliance. Each Company shall comply in all respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which any Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise, except where a failure to so comply would not have a Material Adverse Effect. Borrower shall furnish to the Lenders, promptly after receipt thereof, a copy of any notice any Company may receive from any governmental authority, private Person or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law which violation would have a Material Adverse Effect. As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or otherwise. Borrower shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.16 Affiliate Transactions. No Company shall, or shall permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Company on terms that are less favorable to such Company or such Subsidiary, as the case may be, than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit (a) the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or any Affiliate of a Company; or (b) any transaction between a Company and another Company that Borrower reasonably determines in good faith is beneficial to Borrower and its Affiliates as a whole and that is not entered into for the purpose of hindering the exercise by Agent or the Lenders of their rights or remedies under this Agreement.

Section 5.17 Use of Proceeds. Borrower’s use of the proceeds of the Loans shall be solely for working capital purposes of Borrower and its Subsidiaries, for Acquisitions permitted pursuant to this Agreement, and as support for a commercial paper program instituted by Borrower as well as for other general corporate purposes of Borrower and its Subsidiaries, including, but not limited to, any repurchase, redemption or other acquisition by Borrower from any Person of any capital stock or other equity interest of Borrower.

Section 5.18 Corporate Names. Neither Borrower nor any Material Subsidiary shall change its corporate name, unless, in each case, Borrower shall provide Agent with prompt written notice thereof.

Section 5.19 Subsidiary Guaranties.

(a) Except as set forth in subpart (b) below, each Domestic Subsidiary (other than the Insurance Subsidiary or the Receivables Subsidiary) created, acquired or held on or subsequent to the Closing Date, shall immediately become a party to the Guaranty of Payment and the Contribution Agreement and shall deliver such corporate governance and authorization documents and an opinion of counsel as may be deemed necessary or advisable by Agent.

(b) A Domestic Subsidiary (other than the Insurance Subsidiary or the Receivables Subsidiary) shall not be required to execute a Guaranty of Payment if (i) it is not a Material Subsidiary, and (ii) the aggregate amount of the total assets (based on the book value of such assets as determined in accordance with GAAP) of all Domestic Subsidiaries (other than the Insurance Subsidiary or Receivables Subsidiary) that are not Guarantors of Payment is less than $10,000,000. If any Domestic Subsidiary (other than the Insurance Subsidiary or the Receivables Subsidiary) that was not a Material Subsidiary becomes a Material Subsidiary, then Borrower shall promptly cause such Domestic Subsidiary to become a party to the Guaranty of

Payment and the Contribution Agreement and Borrower shall deliver such corporate governance and authorization documents and an opinion of counsel as may be deemed necessary or advisable by Agent. If the aggregate amount of the total assets (based on the book value of such assets as determined in accordance with GAAP) of all Domestic Subsidiaries (other than the Insurance Subsidiary or Receivables Subsidiary) that are not Guarantors of Payment is equal to or greater than $10,000,000, then Borrower shall promptly after equaling or exceeding such $10,000,000 threshold, cause some or all, as appropriate, of such Domestic Subsidiaries to become a party to the Guaranty of Payment and the Contribution Agreement and Borrower shall deliver such corporate governance and authorization documents and an opinion of counsel as may be deemed necessary or advisable by Agent such that the aggregate amount of the total assets (based on the book value of such assets as determined in accordance with GAAP) of all Domestic Subsidiaries (other than the Insurance Subsidiary or Receivables Subsidiary) that are not Guarantors of Payment is less than $10,000,000.

(c) If a Guarantor of Payment is no longer required to be a Guarantor of Payment hereunder, then so long as no Default or Event of Default exists or immediately thereafter shall begin to exist and upon written request of Borrower, Agent shall promptly provide Borrower with a termination or release of such Guarantor of Payment’s obligations under the Guaranty of Payment.

(d) If a Guarantor of Payment is sold or dissolved in accordance with the terms of this Agreement, then upon written request of Borrower, Agent shall provide Borrower with a termination or release of such Guarantor of Payment’s obligations under the Guaranty of Payment contemporaneously with such sale or dissolution.

Section 5.20 Maintenance of Property. Borrower covenants and agrees that it will, and will cause each of its Subsidiaries to, maintain and keep their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section shall not prevent Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is not prohibited under this Agreement and Borrower has concluded that such discontinuance would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.21 Other Covenants. In the event that Borrower shall enter into, or shall have entered into, or shall amend the terms of, any Material Indebtedness Agreement, such that the covenants (excluding any such covenants relating to the maintenance or preservation of real or personal property) contained therein are more restrictive than the covenants set forth herein, then Borrower shall be bound hereunder by such covenants with the same force and effect as if such covenants and agreements were written herein.

Section 5.22 Amendment of Organizational Documents, Etc. Neither Borrower nor any Guarantor of Payment shall amend its Organizational Documents in any manner that would affect the validity or enforceability of any Loan Document without the prior written consent of Agent and the Required Lenders.

Section 5.23 Guaranties of Payment; Guaranty Under Material Indebtedness Agreement. Neither Borrower nor any Domestic Subsidiary shall be or become a Guarantor of any Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Company is also a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.24 Pari Passu Ranking. The Debt shall, and Borrower shall take all necessary action to ensure that the Debt shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of Borrower and each Guarantor of Payment.

Section 5.25 Receivables Facility Documents. With respect to the Permitted Receivables Facility, prior to the Receivables Subsidiary or any other Company executing any definitive documentation in connection therewith, Borrower shall provide to Agent and the Lenders final execution copies of all agreements, instruments and other documents to be executed in connection with the Permitted Receivables Facility (collectively, the “Receivables Facility Documents”). Contemporaneously with the closing of the Permitted Receivables Facility, Borrower shall deliver to Agent fully executed copies of the Receivables Facility Documents certified by an officer of Borrower as being true and complete.

Section 5.26 Anti-Terrorism Laws. Borrower shall not be subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or The USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower.

ARTICLE VI.

CONDITIONS PRECEDENT; EFFECTIVENESS

Section 6.01 All Credit Events. The obligation of any Lender to participate in any Credit Event is conditioned, in the case of each such Credit Event, upon the following:

(a) all conditions precedent listed in Section 6.02 hereof shall have been satisfied;

(b) (i) with respect to any borrowing, conversion or continuation of a Revolving Loan, Borrower shall have submitted a Notice of Loan and otherwise complied with the requirements of Section 2.03 (other than 2.03(a)(ii)) hereof, and (ii) with respect to any request for the issuance or renewal of a Letter of Credit, Borrower shall have complied with the requirements of Section 2.03(a)(ii) hereof;

(c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d) each of the representations and warranties contained in Article IV hereof shall be true and correct with the same force and effect as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Borrower with respect to any Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the facts specified in subparts (c) and (d) above.

Section 6.02 Effectiveness of Agreement. The obligation of the Lenders to participate in the first Credit Event is subject to the satisfaction of the following conditions:

(a) Notes. Borrower shall have executed and delivered to each Lender its Revolving Credit Note and shall have executed and delivered to Agent the Swing Line Note.

(b) Guaranty of Payment and Contribution Agreement. The Guarantors of Payment shall have executed and delivered to Agent (i) the Guaranty of Payment and (ii) the Contribution Agreement.

(c) Officer’s Certificate, Resolutions, Organizational Documents. Borrower and each Guarantor of Payment shall have delivered to Agent an officer’s certificate certifying the names of the officers of Borrower or such Guarantor of Payment authorized to sign the Loan Documents to which each is a party, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors of Borrower and each Guarantor of Payment evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which Borrower or such Guarantor of Payment, as the case may be, is a party, and (ii) the Organizational Documents of Borrower and each Guarantor of Payment.

(d) Legal Opinion. Borrower shall have delivered to Agent an opinion of counsel for Borrower and each Guarantor of Payment, in form and substance satisfactory to Agent and the Lenders.

(e) Good Standing and Full Force and Effect Certificates. Borrower shall have delivered to Agent a good standing certificate or full force and effect certificate, as the case may be, for Borrower and each Guarantor of Payment, issued on or about the Closing Date by the Secretary of State in the state where Borrower or such Guarantor of Payment is incorporated and in each state in which Borrower or such Guarantor of Payment is qualified as a foreign entity and in which the failure to so qualify would have a Material Adverse Effect.

(f) Closing Certificate. Borrower shall have delivered to Agent an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Section 6.02 have been satisfied, (ii) no Default or Event of Default exists nor immediately after the making of the first Loan will exist, and (iii) each of the representations and warranties contained in Article IV hereof are true and correct as of the Closing Date.

(g) Closing and Legal Fees; Agent Fee Letter. Borrower shall have (i) executed and delivered to Agent, the Agent Fee Letter and paid to Agent, for its sole benefit, the fees set forth therein, (ii) executed and delivered to Agent, for the benefit of the Lenders, the Closing Fee Letter and paid to each of the Lenders the fees set forth therein, and (iii) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

(h) Lien Searches. With respect to the property owned or leased by Borrower and each Guarantor of Payment, Borrower shall have delivered to Agent (i) the results of U.C.C. lien searches, satisfactory to Agent and the Lenders; (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders; and (iii) U.C.C. termination statements reflecting termination of all financing statements previously filed by any other party having a security interest not permitted pursuant to this Agreement.

(i) Miscellaneous. Borrower shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

Section 6.03 Closing Date Adjustment of Commitments. Effective on the Closing Date, the Revolving Credit Commitment (as defined in the Original Credit Agreement) of each Original Lender under the Original Credit Agreement that is not also Lender under this Agreement shall be deemed to have been permanently terminated in full upon receipt by such Original Lender of the payment of any outstanding amounts due to such Lender thereunder, whereupon Agent shall make such adjustments to the Revolving Credit Commitments of the Lenders such that the amount of their Revolving Credit Commitments are in accordance with their respective Commitment Percentages. Agent shall request that each Original Lender under the Original Credit Agreement that is not also a Lender under this Agreement promptly return its promissory note executed in connection with the Original Credit Agreement to Borrower. Each Lender that was an Original Lender under the Original Credit Agreement shall promptly return its promissory note executed in connection with the Original Credit Agreement to Borrower.

Section 6.04 Release of Pledged Securities. Effective on and as of the Closing Date, Agent and the Lenders hereby release their Lien on all Pledged Securities, as defined in the Pledge Agreements (as defined in the Intercreditor Agreement); provided, however, that the foregoing release of collateral shall in no way hinder or affect the ability of Agent or any Lender from obtaining a Lien on any of the assets of any Company on or after the date hereof. Agent shall, at Borrower’s expense, prepare and file all necessary termination statements terminating any Liens filed by Agent in connection with the Original Credit Agreement on behalf of the Original Lenders with respect to the Pledged Securities and Agent shall return to Borrower on the Closing Date all share certificates identified on Schedule 6.04 hereto and transfer documents relating to such Pledged Securities.

Section 6.05 Reference to and Effect on the Original Credit Agreement. On and after the Closing Date hereof, each reference to the “Credit Agreement” in any of the Loan Documents and all other agreements, documents and instruments delivered by Borrower, any of the Lenders, the LC Issuer Agent and any other Person shall mean and be a reference to this Agreement.

ARTICLE VII.

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.01 Payments. If (a) the interest on any Note or any facility or other fee payable under this Agreement shall not be paid in full when due and payable or within five days thereafter or (b) the principal of any Note shall not be paid in full punctually when due and payable.

Section 7.02 Special Covenants. If any Company or any Obligor shall fail or omit to perform and observe Sections 5.07, 5.08, 5.09, 5.11, 5.12, 5.13, 5.14, 5.15, 5.19, 5.23 or 5.24 hereof.

Section 7.03 Other Covenants. If any Company or any Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 7.01 or 7.02 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s or Obligor’s part, as the case may be, to be complied with, and that Default shall not have been fully corrected within 30 days after the receipt by Borrower of written notice of such default from the Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph).

Section 7.04 Representations and Warranties. If any representation, warranty or statement made by any Company or any Obligor in this Agreement or in any Related Writing shall be false or erroneous in any material respect when made or deemed made.

Section 7.05 Cross Default. If any Company shall default (a) in the payment of principal, interest or fees due and owing with respect to any Material Indebtedness Agreement beyond any period of grace provided with respect thereto, or (b) in the performance or observance of any other agreement, term or condition contained in any Material Indebtedness Agreement, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.06 ERISA Default. The occurrence of one or more ERISA Events that the Required Lenders reasonably determine could have a Material Adverse Effect.

Section 7.07 Change in Control. If any Change in Control shall occur.

Section 7.08 Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company or any Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of 30 days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies and Obligors shall exceed $15,000,000 (or the Dollar Equivalent thereof), excluding for purposes of such determination such amount of any insurance proceeds paid or to be paid by or on behalf of any Company in respect of such judgment or judgments or unconditionally acknowledged in writing to be payable by the insurance carrier that issued the related insurance policy.

Section 7.09 Validity of Loan Documents. (a) Any material provision, in the reasonable opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against Borrower or any Guarantor of Payment; (b) the validity, binding effect or enforceability of any Loan Document against Borrower or any Guarantor of Payment shall be contested by any Company; (c) Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any Loan

Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.

Section 7.10 Solvency. If Borrower or any Material Subsidiary shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of 60 days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for 60 consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII.

REMEDIES UPON DEFAULT

Section 8.01 Optional Defaults. If any Event of Default referred to in Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 7.06, Section 7.07, Section 7.08 or Section 7.09 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, give written notice to Borrower, to:

(a) terminate the Commitment and the credits hereby established, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any Loan, the obligation of Agent to make any Swing Loan, and the obligation of the LC Issuer to issue any Letter of Credit hereunder immediately shall be terminated, and/or

(b) accelerate the maturity of all of the Debt (if the Debt is not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 8.02 Automatic Defaults. If any Event of Default referred to in Section 7.10 hereof shall occur:

(a) all of the Commitment and the credits hereby established shall automatically and immediately terminate, if not previously terminated, no Lender thereafter shall be obligated to grant any Loan, Agent shall not be obligated to make any Swing Loan, and the LC Issuer shall not be obligated to issue any Letter of Credit hereunder, and

(b) the outstanding principal, interest and any other amounts on all of the Notes, and all of the other Debt, shall thereupon become and thereafter be immediately due and payable in full (if the Debt is not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

Section 8.03 Letters of Credit. If the maturity of the Notes is accelerated pursuant to Sections 8.01 or 8.02 hereof, Borrower shall immediately deposit with Agent, as security for Borrower’s and any other Domestic Company’s obligations to reimburse the LC Issuer and the Lenders for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. The LC Issuer and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender to or for the credit or account of any Company, as security for Borrower’s and any other Domestic Company’s obligations to reimburse the LC Issuer and the Lenders for any then outstanding Letters of Credit.

Section 8.04 Offsets. In addition to the rights and remedies of Agent and the Lenders provided elsewhere in this Agreement or in any other Loan Document, or otherwise provided in law or equity, if there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the maturity of the Notes is accelerated pursuant to Section 8.01 or Section 8.02 hereof, Agent and each Lender (and such Lender’s affiliates) shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to Agent or that Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.02(b) or Section 8.05 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by Agent or that Lender (and such Lender’s affiliates) to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

Section 8.05 Equalization Provision. Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Debt (except as to Swing Loans and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Lender by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all Debt owing by Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). Borrower agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender was a direct creditor of Borrower in the amount of such participation.

ARTICLE IX.

THE AGENT

The Lenders authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.01 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

Section 9.02 Note Holders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

Section 9.03 Consultation With Counsel. Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

Section 9.04 Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.05 Agent and Affiliates. With respect to the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any affiliate thereof.

Section 9.06 Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred, unless Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof.

Section 9.07 Action by Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.06 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

Section 9.08 Notices, Default, Etc. In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and Agent shall inform the other Lenders in writing of the action taken. Subject to the other terms and conditions hereof, Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

Section 9.09 Indemnification of Agent. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence, willful misconduct or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement.

Section 9.10 Successor Agent. Agent may resign as agent hereunder by giving not fewer than 30 days prior written notice to Borrower and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the 30 day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

Section 9.11 Other Agent. Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Co-Documentation Agent, Manager, Lead Arranger, Arranger, Joint Lead Arranger, Book Runner or any other corresponding title, other than “Agent”, shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Credit Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.12 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, any other Company, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.13 USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date and (ii) at such other times as are required under the USA Patriot Act.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.

Section 10.02 No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

Section 10.03 Amendments, Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom (except with respect to Exhibit I attached hereto), shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Exhibit I hereto may be amended, supplemented, replaced or otherwise modified from time to time at the written request of Borrower and upon the written consent of Agent and the LC Issuer, which amendment, supplement or other modification to or replacement of Exhibit I hereto shall be in form and substance reasonably satisfactory to Agent and the LC Issuer. Anything herein to the contrary notwithstanding, unanimous consent of the Lenders affected thereby shall be required with respect to (a) any increase in the Commitment hereunder except as permitted by Section 2.10(b) of this Agreement, (b) the extension of maturity of the Notes, the payment date of interest or principal thereunder, or the payment of facility or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of facility or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Lenders hereunder, (d) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (e) the release of any Guarantor of Payment, except in accordance with Section 5.19 hereof or for the release of any Guarantor of Payment in connection with a transaction expressly permitted pursuant to this Agreement, or (f) any amendment to this Section 10.03 or Section 8.05 hereof. Notice of amendments or consents ratified by the Lenders hereunder and any amendment, supplement or other modification to or replacement of Exhibit I hereto shall immediately be forwarded by Borrower to all Lenders. Each Lender or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

Section 10.04 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing addressed to each party at the address specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed delivered (a) upon receipt when delivered in person, (b) upon receipt of electronic confirmation of error free transmission when sent by facsimile or other electronic means, (c) upon receipt when sent by nationally (or internationally, as the case may be) recognized overnight delivery service, or (d) 48 hours after being deposited in the mail when sent by first class mail, registered mail, or certified mail.

Section 10.05 Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses of Agent, including, but not limited to, (a) reasonable syndication, administration, travel and out-of-pocket expenses, including, but not limited to, reasonable attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) reasonable extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all costs and expenses of Agent and the

Lenders, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Debt, this Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

Section 10.06 Indemnification. Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Debt; provided that neither Agent nor any Lender shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct; provided, further, that with respect to any such costs, expenses (including attorneys’ fees) and disbursements incurred by Agent and/or any of the Lenders, Borrower shall only indemnify Agent or such Lenders for such reasonable costs, expenses and disbursements. All obligations provided for in this Section 10.06 shall survive any termination of this Agreement.

Section 10.07 Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrower and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.09 Binding Effect; Borrower’s Assignment. This Agreement shall become effective when it shall have been executed by Borrower, Agent and by each Lender and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Lenders and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 10.10 Assignments.

(a) Each Lender shall have the right, in accordance with the terms and conditions of this Section 10.10, at any time or times to assign to one or more commercial banks, finance companies, insurance companies or other financial institution or fund which, in each case, in the ordinary course of business extends credit of the type contemplated herein and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA, without recourse, all or a percentage of all of such Lender’s Commitment, all Loans made by such Lender, such Lender’s Notes, and such Lender’s interest in any participation purchased pursuant to Section 2.02(b) or Section 8.05 hereof.

(b) No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is either wholly-owned by such Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that, Borrower’s consent shall not be required if, (i) such assignment is to another Lender, or (ii) at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c) Each assignment made pursuant to this Section 10.10 shall be in a minimum amount of the lesser of $5,000,000 of the assignor’s Commitment and interest herein or the entire amount of the assignor’s Commitment and interest herein.

(d) Unless an assignment made pursuant to this Section 10.10 shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of $3,500.

(e) Unless an assignment made pursuant to this Section 10.10 shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f) If an assignment made pursuant to this Section 10.10 is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either (A) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or (B) United States Internal Revenue Service Form W-8 or W-9, as applicable

(wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide the assignor Lender (and, in the case of any assignee registered in the Register, Agent and Borrower) a new Form W-8ECI or Form W-8BEN or Form W-8 or W-9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g) Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee or the assignor (if applicable), an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrower marked “replaced”.

(h) Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the Assignor shall be released from its obligations hereunder to the extent its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i) Agent shall maintain at the address for notices referred to in Section 10.04 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 10.11 Participations.

(a) Each Lender shall have the right at any time or times, without the consent of Agent or Borrower, to sell one or more participations or sub-participations to a financial institution or other “accredited investor” (as defined in SEC Regulation D), as the case may be, in all or any part of such Lender’s Commitment, such Lender’s Commitment Percentage, any Loan made by such Lender, any Note delivered to such Lender pursuant to this Agreement, and such Lender’s interest in any participation, if any, purchased pursuant to Section 2.02(b), Section 8.05 or this Section 10.11.

(b) The provisions of Article III and Section 10.06 shall inure to the benefit of each purchaser of a participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.

(c) If any Lender shall sell any participation or sub-participation pursuant to this Section 10.11, such Lender shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against Borrower the Loan Documents and the Related Writings) and duties pursuant to the Loan Documents and the Related Writings, including, without limitation, such Lender’s right to approve any waiver, consent or amendment pursuant to Section 10.03, except if and to the extent that any such waiver, consent or amendment would:

(i)	reduce any fee or commission allocated to the participation or sub-participation, as the case may be,

(ii)	reduce the amount of any principal payment on any Loan allocated to the participation or sub-participation, as the case may be, or reduce the principal amount of any Loan so allocated or the rate of interest payable thereon, or

(iii)	extend the time for payment of any amount allocated to the participation or sub-participation, as the case may be.

(d) No participation or sub-participation shall operate as a delegation of any duty of the seller thereof.

(e) Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller’s obligations pursuant to this Agreement.

Section 10.12 Severability of Provisions; Captions; Attachments. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein an shall be deemed to be a part hereof.

Section 10.13 Judgment Currency. If Agent, on behalf of the Lenders, obtains a judgment or judgments against Borrower in an Alternate Currency, the obligations of Borrower in respect of any sum adjudged to be due to Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) shall be discharged only to the extent that, on the Business Day following receipt by Agent of the Judgment Amount in the Alternate Currency, Agent, in accordance with normal banking procedures, may purchase Dollars with the Judgment Amount in such Alternate Currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount which has accrued as a result of the failure of Borrower to pay the sum originally due hereunder or under the Notes when it was originally due hereunder or under the Notes) was originally due and owing (the “Original Due Date”) to Agent or the Lenders hereunder or under the Notes (the “Loss”), Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, Agent or such Lender agrees to remit such excess to Borrower.

Section 10.14 Investment Purpose. Each of the Lenders represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 10.15 Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.16 Governing Law; Submission to Jurisdiction. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and the Lenders shall be governed by Ohio law, without regard to principles of conflict of laws; provided, however, that, with respect to Letters of Credit, except to the extent inconsistent with the laws of the State of Ohio or otherwise expressly stated in any such Letter of Credit, Letters of Credit shall be subject to the terms of (a) with respect to matters relating to standby Letters of Credit and LC Applications therefor, the ISP or the UCP, at the option of the LC Applicant, and (b) with respect to matters relating to commercial Letters of Credit and LC Applications therefor, the UCP. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Debt or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.17 Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.18 Source of Funds. Each of the Lenders hereby severally (and not jointly) represents to Borrower that no part of the funds to be used by such Lender to fund the Loans hereunder from time to time constitutes (a) assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest nor (b) any other assets of any employee benefit plan. As used in this Section, the terms

“employee benefit plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 10.19 Confidential Information. For the purposes of this Section, “Confidential Information” means information provided to a Lender by or on behalf of a Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is confidential and/or proprietary in nature and that was clearly marked or labeled or otherwise adequately identified in writing (or verbally in the case of an oral communication) when received by such Lender as being confidential information; provided that such term does not include information that (a) was publicly known or otherwise known to such Lender prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Lender or any Person acting on such Lender’s behalf, (c) otherwise becomes known to such Lender other than through disclosure by a Company or any other Lender, or (d) constitutes financial statements delivered or made available to such Lender under Article V that are otherwise publicly available. Each Lender will maintain the confidentiality of Confidential Information provided to the Lender in accordance with reasonable procedures adopted by such Lender in good faith to protect confidential information of third parties delivered to such Lender, provided that such Lender may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and Affiliates (which Affiliates have agreed to hold confidential the confidential information) (to the extent such disclosure reasonably relates to this Agreement), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section, (iii) any other Lender, (iv) any permitted assignee to which such Lender proposes to make, or makes, an assignment pursuant to and permitted by Section 10.10 (and provided such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section), (v) any federal or state regulatory authority having jurisdiction over such Lender to the extent required, or (vi) any other Person to which such delivery or disclosure may be required (w) to effect compliance with any law, rule, regulation or order applicable to such Lender, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Lender is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Lender may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of such Lender’s rights and remedies under this Agreement. Without limiting the foregoing, each assignee pursuant to Section 10.10 shall enter into such agreement with Borrower confirming that such assignee is bound by the provisions of this Section as Borrower may reasonably request.

Section 10.20 Jury Trial Waiver. BORROWER, AGENT AND EACH OF THE LENDERS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STERIS CORPORATION
Address:	5960 Heisley Road Mentor, Ohio 44060
	Attn:	Chief Financial Officer	By:
Name:
Title:

and
Name:
Title:

Address:	127 Public Square Cleveland, Ohio 44114-1306		KEYBANK NATIONAL ASSOCIATION, as Agent, Joint Lead Arranger, Book Runner and as a Lender
	Attn:		By:
Name:
Title:

Address:			LASALLE BANK NATIONAL ASSOCIATION, as Joint Lead Arranger, Syndication Agent, the LC Issuer and as a Lender

Attn:

By:
Name:
Title:

Address:			BANK ONE, NA, as Co-Documentation Agent and as a Lender

	Attn:		By:
Name:
Title:

Signature Page 1 of 2

to

Credit Agreement for STERIS Corporation

Address:		HARRIS TRUST AND SAVINGS BANK, as Co-Documentation Agent and as a Lender

Attn:
By:
Name:
Title:

Address:		PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender

Attn:
By:
Name:
Title:

Address:		NATIONAL CITY BANK, as Managing Agent and as a Lender

	Attn:	By:
Name:
Title:

Address:		THE BANK OF NEW YORK, as Managing Agent and as a Lender

	Attn:	By:
Name:
Title:

Address:		US BANK NATIONAL ASSOCIATION, as a Lender

	Attn:	By:
Name:
Title:

Signature Page 2 of 2

to

Credit Agreement for STERIS Corporation

SCHEDULE 1

Lenders and Commitments

Lending Institutions	Revolving Credit Commitment Amount
KeyBank National Association	$45,000,000
LaSalle Bank National Association	45,000,000
Bank One, NA	35,000,000
Harris Trust and Savings Bank	35,000,000
PNC Bank, National Association	35,000,000
National City Bank	27,500,000
The Bank of New York	27,500,000
US Bank National Association	25,000,000

Total Commitment Amount	$275,000,000

EXHIBIT A

REVOLVING CREDIT NOTE

$	Cleveland, Ohio March 29, 2004

FOR VALUE RECEIVED, the undersigned, STERIS CORPORATION, an Ohio corporation (“Borrower”) promises to pay on the last day of the Commitment Period (such term, together with each other capitalized term used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement described below), to the order of              (“Lender”) at the Main Office of KEYBANK NATIONAL ASSOCIATION, as Agent, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . AND 00/100 DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans made by Lender to Borrower pursuant to Section 2.02 of the Credit Agreement, whichever is less (or, in the event of currency fluctuations on Alternate Currency Loans, such greater amount as may be outstanding), in lawful money of the United States of America, provided, that Alternate Currency Loans shall be payable in the applicable Alternate Currency. In addition, Borrower shall pay any additional amount that is required to be paid pursuant to Section 10.13 of the Credit Agreement. As used herein, “Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 29, 2004, among Borrower, the lending institutions named therein and KeyBank National Association, as Agent, as the same may from time to time be amended, restated or otherwise modified.

Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.04 of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.04; provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Fixed Rate Loans, and payments of principal of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower’s obligations under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to

Exhibit A - 1

anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.

BORROWER WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

STERIS CORPORATION

By:
Name:
Title:

Exhibit A - 2

EXHIBIT B

SWING LINE NOTE

$25,000,000.00	Cleveland, Ohio March 29, 2004

FOR VALUE RECEIVED, the undersigned, STERIS CORPORATION, an Ohio corporation (“Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (“Lender”) at the Main Office of KEYBANK NATIONAL ASSOCIATION, Agent, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

TWENTY-FIVE MILLION . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . AND 00/100 DOLLARS

or, if less, the aggregate unpaid principal amount of all Swing Loans (such term, together with each other capitalized term used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement described below) made by Lender to Borrower pursuant to Section 2.02 of the Credit Agreement, in lawful money of the United States of America on the earlier of the last day of the Commitment Period or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto. As used herein, “Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 29, 2004, among Borrower, the lending institutions named therein and KeyBank National Association, as Agent, as the same may from time to time be amended, restated or otherwise modified.

Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum which shall be determined in accordance with the provisions of Section 2.04 of the Credit Agreement. Such interest shall be payable on each date provided for in Section 2.04; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

The principal sum hereof from time to time and the payments of principal and interest thereon of either hereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower’s obligations under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Swing Line Note referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Exhibit B - 1

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.

BORROWER WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

STERIS CORPORATION

By:
Name:
Title:

Exhibit B - 2

EXHIBIT C-1

NOTICE OF LOAN

[Date]                     , 20

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44114-0616

Attention:

Ladies and Gentlemen:

The undersigned, STERIS CORPORATION, an Ohio corporation, refers to the Amended and Restated Credit Agreement, dated as of March 29, 2004 (“Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, and KeyBank National Association, as Agent, and hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.03 of the Credit Agreement:

(a)	The Business Day of the Proposed Loan is , 20 .

(b)	The amount of the Proposed Loan is $ .

(c)	The Proposed Loan is to be a Base Rate Loan /Eurodollar Loan /Alternate Currency Loan /Swing Loan . (Check one.)

(d)	If the Proposed Loan is an Alternate Currency Loan, the Alternate Currency requested is .

(e)	If the Proposed Loan is a Fixed Rate Loan, the Interest Period requested is one month , two months , three months , six months . (Check one.)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

Exhibit C-1 - 1

(iii) the conditions set forth in Section 2.03 and Article VI of the Credit Agreement have been satisfied.

Very truly yours,

STERIS CORPORATION

By:
Name:
Title:

Exhibit C-1 - 2

EXHIBIT C-2

LETTER OF CREDIT REQUEST

Dated                     , 200

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44114-0616

Attention:

LaSalle Bank National Association, as LC Issuer

1300 East Ninth Street, Suite 1000

Cleveland, Ohio 44114

Attention:

Ladies and Gentlemen:

The undersigned, STERIS CORPORATION, an Ohio corporation (“Borrower”), refers to the Amended and Restated Credit Agreement, dated as of March 29, 2004 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Borrower, the Lenders, as defined in the Credit Agreement, KEYBANK NATIONAL ASSOCIATION, as Agent, LASALLE BANK NATIONAL ASSOCIATION, as LC Issuer, and the other agents named therein.

Pursuant to Section 2.03(ii) of the Credit Agreement, Borrower hereby requests that the LC Issuer issue a Letter of Credit on             , 200     (the “Date of Issuance”), with a face amount of $            , for the account of             .

The beneficiary of the requested Letter of Credit will be             , and such Letter of Credit will be in support of              and will have a stated expiration date of             .

Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the Date of Issuance:

(A) no Default or Event of Default exists nor will exist immediately after the issuance of the requested Letter of Credit; and

(B) each of the representations and warranties contained in Article IV of the Credit Agreement are true and correct, except to the extent that any thereof expressly relate to an earlier date.

Exhibit C-2 - 1

Copies of all documentation with respect to the supported transaction are attached hereto.

Very truly yours,

STERIS CORPORATION

By:
Name:
Title:

Exhibit C-2 - 2

EXHIBIT D

COMPLIANCE CERTIFICATE

For Fiscal Quarter ended

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) I am a duly elected Financial Officer of STERIS CORPORATION, an Ohio corporation (“Borrower”);

(2) I am familiar with the terms of that certain Amended and Restated Credit Agreement, dated as of March 29, 2004, among the undersigned, the Lenders, as defined in the Credit Agreement, and KeyBank National Association, as Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4) Borrower hereby represents that the representations and warranties made by Borrower contained in each Loan Document are true and correct as though made on and as of the date hereof; and

(5) Set forth on Attachment I hereto are calculations of the covenants set forth in Section 5.07 of the Credit Agreement, which calculations show compliance with the terms thereof.

(6) As of the end of the fiscal quarter referenced above, the aggregate amount of Permitted Foreign Subsidiary Loans and Investments is $                    .

IN WITNESS WHEREOF, I have signed this certificate the              day of             , 20    .

STERIS CORPORATION

By:
Name:
Title:

Exhibit D - 1

EXHIBIT E

AMENDED AND RESTATED

GUARANTY OF PAYMENT

(See attached)

Exhibit E - 1

Exhibit E

AMENDED AND RESTATED GUARANTY OF PAYMENT

This AMENDED AND RESTATED GUARANTY OF PAYMENT (as the same may from time to time be amended, restated, supplemented or otherwise modified, this “Guaranty”) is entered into as of March 29, 2004 by each of the undersigned and any other Person, as defined in the Credit Agreement, as hereinafter defined, that becomes a party hereto by joined supplement or otherwise after the date hereof (collectively, “Guarantors” and, individually, “Guarantor”), in favor of KEYBANK NATIONAL ASSOCIATION, as administrative agent (“Agent”), for the benefit of the Lenders, as hereinafter defined.

Recitals:

A. STERIS CORPORATION, an Ohio corporation (together with its successors and assigns, “Borrower”), is entering into the Amended and Restated Credit Agreement, dated as of the date hereof (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”; except as specifically defined herein, capitalized terms used herein that are defined in the Credit Agreement have the respective meanings ascribed to such terms in the Credit Agreement), by and among Borrower, Agent and the lending institutions from time to time parties thereto (together with their respective successors and assigns, collectively, “Lenders” and, individually, “Lender”).

B. Each Guarantor is a subsidiary of Borrower whose financing is provided by the Loans, as hereinafter defined, and each Guarantor deems it to be in its direct pecuniary and business interests that Borrower obtain from the Lenders the Commitment and the Loans provided for in the Credit Agreement.

C. Each Guarantor understands that the Lenders are willing to enter into the Credit Agreement with Borrower only upon certain terms and conditions, one of which is that the Guarantors guarantee the payment of the Debt and this Guaranty is being executed and delivered in consideration of Agent and the Lenders entering into the Credit Agreement and for other valuable considerations.

Agreement:

In consideration of the premises and the covenants hereinafter contained, each of the Guarantors agrees as follows:

Section 1. Guaranty of Debt. Each Guarantor, jointly and severally, hereby absolutely and unconditionally guarantees the prompt payment in full of all of the Debt, whether now existing or hereafter arising, as and when the respective parts thereof become due and payable (whether at the stated maturity, by acceleration or otherwise). If the Debt, or any part thereof, is not paid in full when due and payable (whether at the stated maturity, by acceleration or otherwise), Agent, on behalf of the Lenders, in each case, has the right to proceed directly against any Guarantor under this Guaranty to collect the payment in full of the Debt, regardless of whether or not Agent, on behalf of the Lenders, has theretofore proceeded or is proceeding against Borrower or any other Obligor. Agent and the Required Lenders, in their sole discretion, may proceed against any Obligor, and may exercise each right, power or privilege that Agent or the Lenders may then have, either simultaneously or separately, and, in any event, at such time or times and as often and in such order as Agent and the Required Lenders, in their sole discretion, may from time to time deem expedient to collect the payment in full of the Debt.

Section 2. Payments Conditional. Whenever Agent or any Lender credits any payment to the Debt or any part thereof, whatever the source or form of payment, the credit shall be conditional as to each Guarantor unless and until the payment is final and valid as to all the world. Without limiting the generality of the foregoing, each Guarantor agrees that if any check or other instrument so applied is dishonored by the drawer or any party thereto, each Lender, in each case, may reverse any entry relating thereto on its books and such Guarantor shall remain liable therefor, even if such Lender may no longer have in its possession any evidence of the Debt to which the payment in question was applied.

Section 3. Guarantors’ Obligations Absolute and Unconditional. Regardless of the duration of time, regardless of whether Borrower may from time to time cease to be indebted to the Lenders and

Exhibit E - 2

irrespective of any act, omission or course of dealing whatever on the part of Agent or any Lender, each Guarantor’s liabilities and other obligations under this Guaranty shall remain in full effect until the payment in full of the Debt. Without limiting the generality of the foregoing:

(a) no Lender shall at any time be under any duty to any Guarantor to grant any financial accommodation to Borrower, irrespective of any duty or commitment of any of the Lenders to Borrower, or to follow or direct the application of the proceeds of any such financial accommodation;

(b) each Guarantor waives (i) notice of the granting of any Loan to Borrower or the incurring of any other indebtedness by Borrower or the terms and conditions thereof, (ii) presentment, demand for payment and notice of dishonor of the Debt or any part thereof, or any other indebtedness incurred by Borrower to any of the Lenders, (iii) notice of any indulgence granted to any Obligor, and (iv) any other notice to which such Guarantor might, but for this waiver, be entitled;

(c) Agent and the Lenders, in their sole discretion, may, without any prejudice to their rights under this Guaranty, at any time or times, without notice to or the consent of any Guarantor, (i) grant Borrower whatever financial accommodations that Agent and the Lenders may from time to time deem advisable, even if Borrower might be in default in any respect and even if those financial accommodations might not constitute indebtedness the payment of which is guaranteed hereunder, (ii) assent to any renewal, extension, consolidation or refinancing of the Debt, or any part thereof, (iii) forbear from demanding security, if Agent and the Lenders have the right to do so, (iv) release any Obligor, irrespective of the consideration, if any, received therefor, (v) grant any waiver or consent or forbear from exercising any right, power or privilege that Agent and the Lenders may have or acquire, (vi) assent to any amendment, deletion, addition, supplement or other modification in, to or of any writing evidencing or securing any Debt or pursuant to which any Debt is created, (vii) grant any other indulgence to any Obligor, (viii) accept any other Obligor upon the Debt or any part thereof, and (ix) fail, neglect or omit in any way to realize upon any Collateral or to protect the Debt or any part thereof;

(d) each Guarantor’s liabilities and other obligations under this Guaranty shall survive any dissolution of such Guarantor; and

(e) each Guarantor’s liabilities and other obligations under this Guaranty are absolute and unconditional irrespective of any lack of validity or enforceability of the Credit Agreement, the Notes, any Loan Document or any other agreement, instrument or document evidencing the Loans or related thereto, or any other defense available to such Guarantor in respect of this Guaranty.

Section 4. Representations and Warranties. Each Guarantor represents and warrants to Agent and each of the Lenders that (a) such Guarantor is a duly organized or formed and validly existing entity, in good standing or full force and effect under the laws of the state of its incorporation or formation, and is qualified to do business in each state where a failure to so qualify would have a Material Adverse Effect; (b) such Guarantor has legal power and right to execute and deliver this Guaranty and to perform and observe the provisions hereof; (c) the officer(s) executing and delivering this Guaranty on behalf of such Guarantor have been duly authorized to do so, and this Guaranty, when executed, is legal and binding upon such Guarantor in every respect; (d) except for matters described or referenced in the Credit Agreement or any schedule thereto, no litigation or proceeding is pending or threatened against such Guarantor before any court or any administrative agency that, in such Guarantor’s opinion, after consultation with such Guarantor’s counsel, is reasonably expected to have a material adverse effect on such Guarantor; (e) such Guarantor has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Guarantor has incurred to Agent and the Lenders; (f) such Guarantor is not insolvent, as defined in any applicable state or federal statute, nor will such Guarantor be rendered insolvent by the execution and delivery of this Guaranty to Agent and the Lenders; (g) such Guarantor is not engaged or about to engage in

Exhibit E - 3

any business or transaction for which the assets retained by such Guarantor are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Lenders incurred hereunder; and (h) such Guarantor does not intend to, nor does such Guarantor believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 5. Incorporation of Credit Agreement. Each Guarantor agrees that all representations, warranties, and covenants contained in the Credit Agreement that are applicable to such Guarantor as a Company and/or as a Material Subsidiary thereunder are specifically incorporated herein as if such statements were made by such Guarantor herein. In addition, the LC Terms and Conditions are incorporated herein by reference. For the avoidance of doubt, if a Letter of Credit is requested under the Credit Agreement for the account of a Guarantor, such Guarantor agrees that it will be bound by the LC Terms and Conditions with respect to the Letter of Credit requested to be issued for its account.

Section 6. Subordination.

(a) Any Indebtedness of Borrower now or hereafter held by any Guarantor is hereby subordinated to the Indebtedness of Borrower to Agent and the Lenders; and such Indebtedness of Borrower to any Guarantor, if Agent, after an Event of Default has occurred so requests, shall be collected, enforced and received by such Guarantor as trustee for Agent and the Lenders and be paid over to Agent, for the benefit of Agent and the Lenders, on account of the Indebtedness of Borrower to Agent and the Lenders, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any Indebtedness of Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

(b) If and to the extent that any Guarantor makes any payment to Agent or any Lender or to any other person pursuant to or in respect of this Guaranty, any reimbursement, indemnification, contribution or similar claim that such Guarantor may have against Borrower or any other Guarantor by reason thereof shall be subject and subordinate to the prior termination of the Commitment and indefeasible payment in full of all Debt owed to Agent and the Lenders.

Section 7. Subrogation Rights. Until such time as the Debt has been paid in full in cash and otherwise fully performed and the Commitment under the Credit Agreement has been terminated, each Guarantor hereby irrevocably waives all rights of subrogation that it may at any time otherwise have as a result of this Guaranty (whether contractual, under section 509 of the Bankruptcy Code, or otherwise) to the claims of Agent and/or the Lenders against Borrower, any other Guarantor or any other guarantor of or surety for the Debt.

Section 8. Notice. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Guarantor, addressed to it at 5960 Heisley Road, Mentor, Ohio 44060, Attention: Chief Financial Officer, with a copy to the attention of General Counsel of Borrower, and, if to Agent or a Lender, addressed to the address of Agent or such Lender specified on the signature pages of the Credit Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed delivered (a) upon receipt when delivered in person, (b) upon receipt of electronic confirmation of error free transmission when sent by facsimile or other electronic means, (c) upon receipt when sent by nationally (or internationally, as the case may be) recognized overnight delivery service, or (d) 48 hours after being deposited in the mail when sent by first class mail, registered mail, or certified mail.

Section 9. Miscellaneous. This Guaranty binds each Guarantor and its successors and assigns and inures to the benefit of Agent and each Lender and their respective successors and assigns, including,

Exhibit E - 4

without limitation, each holder of any Note evidencing any Debt. If, at any time, one or more provisions of this Guaranty is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. This Guaranty constitutes a final written expression of all of the terms of this Guaranty, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations and prior writings, if any, with respect to the subject matter hereof. The relationship between (a) the Guarantors and (b) Agent and the Lenders with respect to this Guaranty is solely that of debtor and creditors, respectively, and Agent and the Lenders have no fiduciary obligation toward any Guarantor with respect to this Guaranty or the transactions contemplated hereby. The captions herein are for convenience of reference only and shall be ignored in interpreting the provisions of this Guaranty.

Section 10. Judgment Currency. If Agent, on behalf of the Lenders, obtains a judgment or judgments against any Guarantor in an Alternate Currency, the obligations of such Guarantor in respect of any sum adjudged to be due to Agent or the Lenders hereunder (the “Judgment Amount”) shall be discharged only to the extent that, on the Business Day following receipt by Agent of the Judgment Amount in the Alternate Currency, Agent, in accordance with normal banking procedures, may purchase Dollars with the Judgment Amount in such Alternate Currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount that accrued as a result of the failure of such Guarantor to pay the sum originally due hereunder when it was originally due and owing to Agent or the Lenders hereunder, under the Credit Agreement or under the Notes, as the case may be) was originally due and owing (the “Original Due Date”) to Agent or the Lenders hereunder (the “Loss”), such Guarantor agrees as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, Agent or such Lender agrees to remit such excess to such Guarantor.

Section 11. Payments Net of Taxes. All payments on account of principal, if any, interest and other fees and amounts payable hereunder shall be made without set-off or counterclaim and, unless otherwise required by law, shall be made free and clear of and without deduction for withholding tax or similar tax, present or future, imposed by any taxing authority in any jurisdiction (a “Tax”). If any Guarantor shall be required to withhold or pay any Tax, it shall make the required withholding and payment in accordance with and within the time allowed by law, and shall nonetheless pay to the appropriate Lender such additional amounts as shall be necessary to cause such Lender actually to receive in full all amounts (after taking account of any further deduction or withholding that is required to be made as a consequence of the payment of such additional amounts) on account of principal and interest or other fees or amounts owing to it hereunder, as if such Tax had not been paid. As soon as practicable after the date that any Tax shall become due and payable, (i) each Guarantor shall give to such Lender the original or a copy of a receipt for the payment of the Tax, or, if such receipts are not issued by or received from the taxing authority to which the Tax was paid, a certificate of an officer of such Guarantor, confirming the date and amount of the payment so made and reasonable details of the calculation of the amount due; and (ii) each Guarantor shall indemnify and save such Lender harmless from and against any claim, liability, loss, cost, expense (including without limitation legal, accounting and other professional fees, and interest and penalty charges or fines imposed by any taxing authority in respect of or arising from non-payment of such Tax) to which such Lender may be exposed or that it may incur, by reason of any Guarantor’s failure to make punctual payment of any amount required to be paid to a taxing authority pursuant to this Section.

Section 12. Obligations and Agreement Independent. The obligations of each Guarantor under this Guaranty are independent of the obligations of any other Guarantor or any other Obligor, and a separate action or actions may be brought and prosecuted against any Guarantor whether or not any action is brought against any other Guarantor or any other

Exhibit E - 5

Obligor and whether or not any other Guarantor or any other Obligor is joined in any such action. This Guaranty shall be construed as a separate agreement with respect to each of the Guarantors and may be amended, modified, supplemented, waived, or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 13. Governing Law; Submission to Jurisdiction. The provisions of this Guaranty and the respective rights and duties of each Guarantor, Agent and the Lenders hereunder shall be governed by and construed in accordance with Ohio law, without regard to principles of conflict of laws. Each Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Guaranty, any Loan Document or any Related Writing, and such Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Each Guarantor, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Guarantor agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 14. JURY TRIAL WAIVER. THE GUARANTORS, AGENT, AND THE LENDERS EACH WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG BORROWER, THE GUARANTORS, AGENT, AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS GUARANTY OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO.

[Remainder of page intentionally left blank.]

Exhibit E - 6

IN WITNESS WHEREOF, each Guarantor has executed and delivered this Guaranty as of the date first written above.

AMERICAN STERILIZER COMPANY
STERIS EUROPE, INC.
STERIS INC.
HTD HOLDING CORP.
HAUSTED, INC.
ISOMEDIX INC.
ISOMEDIX OPERATIONS INC.
STERILTEK, INC.
STRATEGIC TECHNOLOGY ENTERPRISES, INC.
STERILTEK HOLDINGS, INC.

By:
Name:
Title:
of, and on behalf of, each of the above Guarantors

Exhibit E - 7

EXHIBIT F

AMENDED AND RESTATED

CONTRIBUTION AGREEMENT

(See attached)

Exhibit F - 1

Exhibit F

AMENDED AND RESTATED CONTRIBUTION AGREEMENT

This AMENDED AND RESTATED CONTRIBUTION AGREEMENT (as the same may from time to time be amended, restated, supplemented or otherwise modified, this “Agreement”) is entered into as of March 29, 2004, by and among STERIS CORPORATION, an Ohio corporation (“Borrower”), and each of the undersigned (other than Borrower) and any other Person, as defined in the Credit Agreement (as hereinafter defined), that becomes a party hereto by joined supplement or otherwise after the date hereof (collectively, the “Subsidiaries” and, individually, “Subsidiary”). Borrower and each of the Subsidiaries are sometimes hereinafter referred to, collectively, as the “Contributing Parties” and, individually, as a “Contributing Party”).

Recitals:

A. STERIS CORPORATION, an Ohio corporation (together with its successors and assigns, “Borrower”), is entering into the Amended and Restated Credit Agreement, dated as of the date hereof (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”; unless otherwise provided herein, capitalized terms used in this Agreement have the meanings set forth in the Credit Agreement), with Agent and the lending institutions from time to time parties thereto (together with their respective successors and assigns, collectively, “Lenders” and, individually, “Lender”).

B. As a condition, among others, to Agent’s and the Lenders’ willingness to enter into the Credit Agreement, the Lenders have required that each Subsidiary execute and deliver the Amended and Restated Guaranty of Payment, dated as of the date hereof (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Guaranty of Payment”), pursuant to which, among other things, the Subsidiaries have jointly and severally agreed to guarantee Borrower’s indebtedness and other obligations owed to Agent and Lenders under and as defined in the Credit Agreement, including, without limitation, the Debt (as defined in the Guaranty of Payment, hereinafter referred to as the “Guaranteed Debt”) it owes to Agent and/or the Lenders.

C. Each Subsidiary is a wholly-owned direct or indirect subsidiary of Borrower and is engaged in businesses related to those of Borrower and each other Subsidiary, and each of the Subsidiaries will derive direct or indirect economic benefit from the effectiveness and existence of the Credit Agreement.

Agreement:

In consideration of the premises and the covenants hereinafter contained, and to induce each Subsidiary to enter into the Guaranty of Payment, it is agreed as follows:

Section 1. To the extent that any Subsidiary shall, under the Guaranty of Payment, make a payment (a “Subsidiary Payment”) of a portion of the Guaranteed Debt, then such Subsidiary shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Contributing Parties in an amount, for each such Contributing Party, equal to a fraction of such Subsidiary Payment, the numerator of which fraction is such Contributing Party’s Allocable Amount (as described in Section 2 hereof) and the denominator of which is the sum of the Allocable Amounts of all of the Contributing Parties.

Section 2. As of any date of determination, the “Allocable Amount” of each Contributing Party shall be equal to the maximum amount of liability that could be asserted against such Contributing Party hereunder with respect to the applicable Subsidiary Payment without (i) rendering such Contributing Party “insolvent” within the meaning of Section 101(31) of the Federal Bankruptcy Code (the “Bankruptcy Code”) or Section 2 of either the Uniform Fraudulent Transfer Act (the “UFTA”) or the Uniform Fraudulent Conveyance Act (the “UFCA”), (ii) leaving such Contributing Party with unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Contributing Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 6 of the UFCA.

Section 3. This Agreement is intended only to define the relative rights of the Contributing Parties, and nothing set forth in this Agreement is intended to or shall impair the obligations of the Subsidiaries, jointly and severally, to pay any amounts, as and when the same shall become due and payable in accordance with the terms of the Guaranty of Payment.

Section 4. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets in favor of each Subsidiary to which such contribution and indemnification is owing.

Section 5. This Agreement shall become effective upon its execution by each of the Contributing Parties and shall continue in full force and effect and may not be terminated or otherwise revoked by any Contributing Party until all of the Obligations under and as defined in the Agreement shall have been indefeasibly paid in full (in lawful money of the United States

Exhibit F - 2

of America) and discharged and this Agreement and financing arrangements evidenced and governed by the Credit Agreement shall have been terminated. Each Contributing Party agrees that if, notwithstanding the foregoing, such Contributing Party shall have any right under applicable law to terminate or revoke this Agreement, and such Contributing Party shall attempt to exercise such right, then such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto and signed by such Contributing Party, is actually received by each of the other Contributing Parties and by Agent at its notice address set forth in the Credit Agreement. Such notice shall not affect the right or power of any Contributing Party to enforce rights arising prior to receipt of such written notice by each of the other Contributing Parties and Agent. If Agent or any Lender grants additional Loans or issues additional Letters of Credit to Borrower or takes other action giving rise to additional Obligations after any Contributing Party has exercised any right to terminate or revoke this Agreement but before Agent receives such written notice, the rights of each other Contributing Party to contribution and indemnification hereunder in connection with any Subsidiary Payments made with respect to such Loans or Letters of Credit shall be the same as if such termination or revocation had not occurred.

Exhibit F - 3

IN WITNESS WHEREOF, each Contributing Party has executed and delivered this Agreement as of the date first written above.

STERIS CORPORATION

By:
Title:
Name:

Address:

5960 Heisley Road
Mentor, Ohio 44060
Attn: Chief Financial Officer

AMERICAN STERILIZER COMPANY
STERIS EUROPE, INC.
STERIS INC.
HTD HOLDING CORP.
HAUSTED, INC.
ISOMEDIX INC.
ISOMEDIX OPERATIONS INC.
STERILTEK, INC.
STRATEGIC TECHNOLOGY ENTERPRISES, INC.
STERILTEK HOLDINGS, INC.

By:
Name:
Title:
of, and on behalf of, each of the above Guarantors

Address:
c/o STERIS Corporation
5960 Heisley Road
Mentor, Ohio 44060
Attn: Chief Financial Officer

Exhibit F - 4

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement identified below (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below, including, to the extent included in any such facilities, Letters of Credit and Swing Loans (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	_____________________________________________

2.	Assignee:	_____________________________________________

3.	Borrower	STERIS CORPORATION

4.	Agent:	KEYBANK NATIONAL ASSOCIATION, as Agent under the Credit Agreement

5.	Credit Agreement:	The $275,000,000 Amended and Restated Credit Agreement dated as of March 29, 2004, among STERIS CORPORATION, the Lenders parties thereto, KEYBANK NATIONAL ASSOCIATION, as Agent, and the other agent a party thereto.

Exhibit G - 1

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans[1]
__________________[1]	$	____________________	$	____________________	__________	%
__________________	$	____________________	$	____________________	__________	%
__________________	$	____________________	$	____________________	__________	%

Effective Date:                                  , 20         [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]2 Accepted:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[2]	To be added only if the consent of Agent is required by the terms of the Credit Agreement.

Exhibit G -2

[Consented to:]3

STERIS CORPORATION

By:
Name:
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit G -3

ANNEX 1

$275,000,000 Amended and Restated Credit Agreement

for STERIS Corporation

dated as of March 29, 2004

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein, collectively, the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under Section 10.10(a) of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is an assignee described in Section 10.10(f) of the Credit Agreement, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other

Exhibit G - 4

amounts) to the Assignor for amounts that have accrued to (but excluding) the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of Ohio, without regard to principles of conflicts of laws.

[End of Annex 1]

Exhibit G - 5

EXHIBIT H

REQUEST FOR EXTENSION

[Date]                                         , 20

KeyBank National Association, as Agent

127 Public Square

Cleveland, Ohio 44114

Attention:

Ladies and Gentlemen:

The undersigned, STERIS CORPORATION, an Ohio corporation, refers to the Amended and Restated Credit Agreement, dated as of March 29, 2004 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, and KeyBank National Association, as Agent, and hereby gives you notice, pursuant to Section 2.13 of the Credit Agreement that the undersigned hereby requests an extension as set forth below (the “Extension”) under the Credit Agreement, and in connection with the Extension sets forth below the information relating to the Extension as required by Section 2.13 of the Credit Agreement.

The undersigned hereby requests Agent and the Lenders to extend the Commitment Period from                                      , 20         to                                      , 20        .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Extension: (i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Extension and the application of the proceeds therefrom, as though made on and as of such date; (ii) no event has occurred and is continuing, or would result from such Extension, or the application of proceeds therefrom, which constitutes a Default or an Event of Default; and (iii) the conditions set forth in Section 2.03 and Article VI of the Credit Agreement have been satisfied.

Very truly yours, STERIS CORPORATION

By:
Name:
Title:

Exhibit H - 1

EXHIBIT I

LETTER OF CREDIT TERMS AND CONDITIONS

(See attached)

Exhibit I - 1

EXHIBIT I

LETTER OF CREDIT TERMS AND CONDITIONS

The following terms and conditions govern each Letter of Credit issued under and/or subject to the Credit Agreement and supplement the terms and conditions governing Letters of Credit set forth in the Credit Agreement. If the following terms and conditions conflict with or are in any way inconsistent with the terms and conditions set forth in the Credit Agreement that relate to Letters of Credit, the terms and conditions set forth in the Credit Agreement shall govern. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

LETTER OF CREDIT PROCEDURES.

LC Applications. Any LC Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the LC Issuer, by personal delivery or by any other means acceptable to the LC Issuer.

Form of Letters of Credit.

The LC Applicant authorizes the LC Issuer to set forth the terms of each LC Application in the Letter of Credit corresponding to such LC Application (and in any amendment thereto) in such language as the LC Issuer deems appropriate, with such variations from such terms as the LC Issuer may in its discretion determine to be necessary (which determination shall be conclusive) and not materially inconsistent with such LC Application. The LC Issuer may, but shall not be obligated to, request the LC Applicant to review the form of a Letter of Credit prior to issuance thereof, in which case the LC Applicant shall be deemed to have approved the form of such Letter of Credit. With respect to any other Letter of Credit, the LC Applicant agrees that such Letter of Credit shall be conclusively presumed to be in proper form unless the LC Applicant notifies the LC Issuer in writing of any inconsistency in such Letter of Credit within three Business Days of its issuance. Upon receipt of timely notice of any discrepancy in any Letter of Credit, the LC Issuer will endeavor to obtain the consent of the beneficiary and any confirming LC Issuer for an appropriate modification to such Letter of Credit; provided that the LC Issuer shall have no liability or responsibility for its failure to obtain such consent.

The LC Applicant accepts the risk that a Letter of Credit will be interpreted or applied other than as intended by the LC Applicant to the extent such Letter of Credit (i) permits presentation at a place other than the place of issuance, (ii) permits application of laws other than the governing law of the State of Ohio as set forth in Section 10.16 of the Credit Agreement, (iii) requires termination or reduction against a presentation made by the LC Applicant rather than the beneficiary or (iv) fails to incorporate or permits the LC Application of rules and practices other than established letter of credit practices and rules.

REIMBURSEMENT OBLIGATIONS; RESPONSIBILITIES, ETC.

Reimbursement Obligations. The obligation of the LC Applicant to reimburse the LC Issuer under this Section 2 for payments and disbursements made by the LC Issuer under any Letter of Credit or any time draft issued pursuant thereto shall be absolute and unconditional under any and all circumstances, including, without limitation, the following:

any failure of any draft, order, instrument, demand or other document drawn or presented, or to be drawn or presented, under any Letter of Credit (“Item”) presented under such Letter of Credit to strictly comply with the terms of such Letter of Credit;

the legality, validity, regularity or enforceability of such Letter of Credit or of any Item presented thereunder;

any defense based on the identity of the transferee of such Letter of Credit or the sufficiency of the transfer if such Letter of Credit is transferable;

the existence of any claim, set-off, defense or other right that the LC Applicant may have at any time against any beneficiary or transferee of such Letter of Credit, the LC Issuer or any other Person, whether in connection with the Credit Agreement, the transactions contemplated hereby or any unrelated transaction;

any Item presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

waiver by the LC Issuer of any requirement that exists for the LC Issuer’s protection and not the protection of the LC Applicant or any waiver by the LC Issuer which does not in fact materially prejudice the LC Applicant;

any payment made by the LC Issuer in respect of an Item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if payment after such date is authorized by the ISP, the UCC or the UCP, as applicable; or

any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided that the LC Applicant shall not be obligated to reimburse the LC Issuer for any wrongful payment or disbursement made by the LC Issuer under any Letter of Credit as a result of any act or omission constituting gross negligence or willful misconduct on the part of the LC Issuer.

Exhibit I - 2

Discrepancies.

The LC Applicant agrees that it will promptly examine any and all instruments and documents delivered to it from time to time in connection with any Letter of Credit, and if the LC Applicant has any claim of noncompliance with its instructions or of discrepancies or other irregularity, the LC Applicant will immediately (and, in any event, within three Business Days) notify the LC Issuer thereof in writing, and the LC Applicant shall be deemed to have waived any claim against the LC Issuer unless such notice is given within such time period. Without limiting the foregoing, if the LC Issuer makes any payment or disbursement under a Letter of Credit and the LC Applicant does not send a notice to the LC Issuer within three Business Days objecting to such payment or disbursement and specifying in reasonable detail the discrepancy or irregularity which is the basis for such objection, then the LC Applicant shall be precluded from making any objection to the LC Issuer’s honor of the presentation with respect to which such payment or disbursement was made (but shall not be precluded from asserting any objection to any different presentation under the same or a different Letter of Credit).

The LC Applicant’s acceptance or retention of any documents presented under or in connection with a Letter of Credit (including originals or copies of documents sent directly to the LC Applicant) or of any property for which payment is supported by a Letter of Credit shall ratify the LC Issuer’s honor of the documents and absolutely preclude the LC Applicant from raising a defense or claim with respect to the LC Issuer’s honor of the relevant presentation.

Documents. Unless specified to the contrary in the relevant LC Application, the LC Applicant agrees that the LC Issuer and its correspondents: (a) may accept as complying with the applicable Letter of Credit any Item drawn, issued or presented under such Letter of Credit which is issued or purportedly issued by an agent, executor, trustee in bankruptcy, receiver or other representative of the party identified in such Letter of Credit as the party permitted to draw, issue or present such Item; and (b) may in its or their discretion, but shall not be obligated to, accept or honor (i) any Item which substantially complies with the terms of the applicable Letter of Credit; (ii) any Item which substantially complies under the laws, rules, regulations and general banking or trade customs and usages of the place of presentation, negotiation or payment; (iii) drafts which fail to bear any or adequate reference to the applicable Letter of Credit; (iv) any Item presented to the LC Issuer after the stated expiration date of a Letter of Credit but within any applicable time period during which such Letter of Credit may be honored in accordance with the UCP, the UCC and/or the ISP, as applicable (and, in any event, any Item presented to the LC Issuer on the Business Day immediately following the stated expiration date of any Letter of Credit, if such stated expiration date falls on a day which is not a Business Day); or (v) any Item which substantially complies with the requirements of the UCP, the UCC and/or the ISP, as applicable. In determining whether to pay under any Letter of Credit, the LC Issuer shall have no obligation to the LC Applicant or any other Person except to confirm that the Items required to be delivered under such Letter of Credit appear to have been delivered and appear on their face to substantially comply with the requirements of such Letter of Credit. For purposes of the foregoing, an Item “substantially complies” unless there are discrepancies in the presentation which appear to be substantial and which reflect corresponding defects in the beneficiary’s performance in the underlying transaction. A discrepancy is not substantial if it is unrelated or immaterial to the nature or amount of the LC Applicant’s loss. For example, documents honored by the LC Issuer that do not comply with the timing requirements of the Letter of Credit for presenting or dating any required beneficiary statement nonetheless substantially comply if those timing requirements are not material in determining whether the underlying agreement has been substantially performed or violated.

Exculpation. In addition to the exculpatory provisions contained in the UCP, the UCC and/or the ISP, as applicable, the LC Issuer and its correspondents shall not be responsible for, and the LC Applicant’s obligation to reimburse the LC Issuer shall not be affected by, (a) compliance with any law, custom or regulation in effect in the country of issuance, presentation, negotiation or payment of any Letter of Credit, (b) any refusal by the LC Issuer to honor any Item because of an applicable law, regulation or ruling of any governmental agency, whether now or hereafter in effect, (c) any action or inaction required or permitted under the UCC, the UCP, the ISP or the United Nations Convention on Independent Guarantees and Stand-by Letters of Credit, in each case as applicable, or (d) any act or the failure to act of any agent or correspondent of the LC Issuer, including, without limitation, failure of any such agent or correspondent to pay any Item because of any law, decree, regulation, ruling or interpretation of any governmental agency.

Risks. The LC Applicant assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit (it being understood that such assumption is not intended to, and shall not, preclude the LC Applicant from pursuing any right or remedy it may have against any such beneficiary or transferee). The LC Applicant further agrees that any action or omission by the LC Issuer under or in connection with any Letter of Credit or any related Item, document or property shall, unless in breach of good faith, be binding on the LC Applicant and shall not put the LC Issuer under any resulting liability to the LC Applicant. Without limiting the foregoing, the LC Applicant agrees that in no event shall the LC Issuer be liable for incidental, consequential, punitive, exemplary or special damages.

Limitation on LC Issuer’s Obligations. Without limiting any other provision herein, the LC Issuer is expressly authorized and directed to honor any request for payment which is made under and in compliance with the terms of any Letter of Credit without regard to, and without any duty on the part of the LC Issuer to inquire into, the existence of any dispute or controversy between any of the LC Applicant, the beneficiary of any Letter of Credit or any other Person, or the respective rights, duties or liabilities of any of them, or whether any facts represented in any Item presented under a Letter of Credit are true or correct. Furthermore, the LC Applicant agrees that the LC Issuer’s obligation to the LC Applicant shall be limited to honoring requests for payment made under and in compliance with the terms of any Letter of Credit, and the LC Issuer’s obligation remains so limited even if the LC Issuer may have prepared or assisted in the preparation of the wording of any Letter of Credit or any Item required to be presented thereunder or the LC Issuer may otherwise be aware of the underlying transaction giving rise to any Letter of Credit.

Exhibit I - 3

Automatic Renewal of Letters of Credit. IF ANY LETTER OF CREDIT CONTAINS ANY PROVISION FOR AUTOMATIC RENEWAL, THE LC APPLICANT ACKNOWLEDGES AND AGREES THAT THE LC ISSUER IS UNDER NO OBLIGATION TO ALLOW SUCH RENEWAL TO OCCUR AND ANY SUCH RENEWAL SHALL REMAIN WITHIN THE SOLE AND ABSOLUTE DISCRETION OF THE LC ISSUER. THE LC APPLICANT IRREVOCABLY CONSENTS TO THE AUTOMATIC RENEWAL OF EACH SUCH LETTER OF CREDIT IN ACCORDANCE WITH ITS TERMS IF THE LC ISSUER ALLOWS SUCH RENEWAL TO OCCUR; PROVIDED THAT THE LC APPLICANT SHALL HAVE THE RIGHT TO REQUEST THE LC ISSUER TO DISALLOW ANY SUCH RENEWAL ON THE CONDITION THAT THE LC APPLICANT SHALL GIVE THE LC ISSUER PRIOR WRITTEN NOTICE OF SUCH REQUEST NOT LESS THAN 30 DAYS PRIOR TO THE DEADLINE IMPOSED UPON THE LC ISSUER FOR NOTIFICATION TO THE BENEFICIARY OF NON-RENEWAL OF ANY SUCH LETTER OF CREDIT.

MAKING OF PAYMENTS.

All payments of principal of, or interest on, Unreimbursed Letter of Credit Obligations, all payments of fees and all other payments hereunder shall be made by the LC Applicant in immediately available funds to the LC Issuer at its principal office in Chicago not later than 12:30 P.M., Chicago time, on the date due, and funds received after that time shall be deemed to have been received by the LC Issuer on the next Business Day. If any payment of principal, interest or fees falls due on a Saturday, Sunday or other day which is not a Business Day, then such due date shall be extended to the next Business Day, and additional interest shall accrue and be payable for the period of such extension.

The LC Applicant shall reimburse the LC Issuer for each payment under a Letter of Credit in the same currency in which such payment was made; provided that, if the LC Issuer so requests (in its discretion), the LC Applicant shall reimburse the LC Issuer in Dollars for any payment under a Letter of Credit made in a foreign currency at the rate at which the LC Issuer could sell such foreign currency in exchange for Dollars for transfer to the place of payment of such payment or, if there is no such rate, the Dollar Equivalent of the LC Issuer’s actual cost of settlement. The LC Applicant agrees to pay the LC Issuer on demand in Dollars such amounts as the LC Issuer may be required to expend to comply with any and all governmental exchange regulations now or hereafter applicable to the purchase of foreign currency.

GENERAL.

Foreign Assets Control Regulations. The LC Applicant certifies that no transaction in foreign goods covered by any LC Application will be prohibited under the foreign assets control regulations of the United States Treasury Department and that any importation related to any Letter of Credit will conform with all applicable laws, rules and regulations.

Mitigation; Limitation of Liability. The LC Applicant agrees to take action to avoid or reduce the amount of any damages which may be claimed against the LC Issuer. For example, (a) in the case of wrongful honor, the LC Applicant agrees to enforce its rights arising out of the underlying transaction (except to the extent that enforcement is impractical due to the insolvency of the beneficiary or other Person from whom the LC Applicant might otherwise recover), and (b) in the case of wrongful dishonor, the LC Applicant agrees to specifically and timely authorize the LC Issuer to effect a cure and give written assurances to the beneficiary that a cure is being arranged. The LC Applicant’s aggregate remedies against the LC Issuer for honoring a presentation or retaining honored documents in breach of the LC Issuer’s obligations to the LC Applicant (whether arising under the Credit Agreement, applicable letter of credit practice or law, or any other agreement or law) are limited to the aggregate amount paid by the LC Applicant to the LC Issuer with respect to the honored presentation.

Subrogation. The LC Issuer shall be subrogated (for purposes of defending against the LC Applicant’s claims and proceeding against others to the extent of any liability of the LC Issuer to the LC Applicant) to the LC Applicant’s rights against any Person who may be liable to the LC Applicant on any underlying transaction, to the rights of any holder in due course or Person with similar status against the LC Applicant and to the rights of the beneficiary of any Letter of Credit or its assignee or any Person with similar status against the LC Applicant.

Continuation of Liability. Regardless of the expiry date of any Letter of Credit, the LC Applicant shall remain liable hereunder until the LC Issuer is released from liability by every Person that is entitled to draw or demand payment under each Letter of Credit issued pursuant hereto.

Exhibit I - 4